Exhibit 2.1

22 September 2023

by and among

Emil Holding II S.à r.l.

as Seller

and

Enovis Corporation

as Purchaser

Share purchase agreement related to the sale and purchase of the entire share capital of LimaCorporate S.p.A.

Corso Matteotti, 22

Milano 20121

Italy

Tel: +39.02.3046.2000

www.lw.com

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the Agreement) is entered into, by and among:

(1)

Emil Holding II S.à r.l., a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 51A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B202.352, represented by Christiaan Snyders and by EQT Luxembourg Management S.à r.l., in their capacity as duly authorized managers as certified pursuant to Schedule (1) (the “Seller”);

- on the one side -

and

(2)

Enovis Corporation, a Delaware corporation, with its registered office at 2711 Centerville Road, Suite 400 Wilmington, DE 19808, represented by Daniel A. Pryor, in his capacity as Executive Vice President, duly authorized officer as certified pursuant to Schedule (2) (the “Purchaser”);

- on the other side -

(the Seller and the Purchaser are herein collectively referred to also as the “Parties” and each, individually, as a “Party”).

WHEREAS:

(A)

LimaCorporate S.p.A. is a joint stock company (società per azioni) incorporated under the laws of Italy, with registered office at via Nazionale 52, 33038 San Daniele del Friuli (Frazione Villanova), (“LimaCorporate” or the “Company”), engaged, directly and through the companies indicated in Schedule (A) (each a “Subsidiary” and, together with LimaCorporate, the “Group” or “Group Companies” and each a “Group Company”), in the design, manufacturing, sale and distribution of orthopedic implants and orthopedic reconstructive solutions (“Business”).

(B)

The issued and outstanding share capital of the Company is equal to Euro 9,868,179.30 (nine million eight hundred sixty eight thousand one hundred seventy nine/thirty) and is represented by no. 9,989,718 (nine million nine hundred eighty nine thousand seven hundred eighteen) ordinary shares, with no express par value, entirely owned by the Seller (the “Shares”).

(C)

Prior to the date hereof, the Purchaser has conducted, directly and through its Representatives, a business, financial, accounting, legal, tax, environmental and insurance due diligence investigation on the Company and its Subsidiaries by having access to the Data Room (the “Due Diligence”).

(D)

Upon the terms and subject to the conditions set forth in this Agreement, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, all the Shares (the “Transaction”).

NOW THEREFORE, on the basis of the foregoing Recitals, which, together with the Schedules hereto, are an integral and essential part of this Agreement, the Parties agree as follows.

1.	DEFINITIONS

1.1	The following terms shall have the meanings set forth below for the purposes of this Agreement.

“Action” shall mean any action, proceeding, investigation, suit, claim, or arbitration (whether civil, criminal, administrative, fiscal or of any other nature) commenced, brought, conducted, threatened in writing or heard by or before any competent authority or body.

“Additional Leakages” has the meaning set forth in Section 3.13.

“Additional Leakages Claim” has the meaning set forth in Section 3.13(a).

“Adjustment Works” has the meaning set forth under Schedule 4.8.

“Affiliate” means any Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person (provided that, with respect to the Seller, the terms “Affiliate” shall not include the Group Companies).

“Agents” means the Existing Notes Agent and the Existing Senior Facilities Agent.

“Authority” means any legislative, executive, tax, judicial, regulatory, self-regulatory, governmental, administrative authorities or agencies, including local and EU antitrust authorities or agencies, or other public authority, body, agency, entity or Person (national, international, supranational, state, regional, provincial, municipal, local, foreign, domestic or otherwise), and any unit, subdivision, department or branch of any of the foregoing (including any ministry, department, commission, board, agency, bureau, official, tribunal or court, arbitration panel), or any arbitrator or arbitration panel, in each case having jurisdiction over any of the transactions contemplated by the Agreement or the parties thereto.

“Base Cash Consideration” has the meaning set forth in Section 3.1(a).

“Business” has the meaning set forth in Recital (A).

“Business Day” means any calendar day other than a Saturday or a Sunday or any other day in which banks are required or authorized to close in Milan, Italy, Grand Duchy of Luxembourg, London, UK and Delaware.

“Cash Consideration” has the meaning set forth in Section 3.1(b).

“Claim” means any claim based on the untruthfulness and/or incorrectness of the Seller Representations and Warranties and/or of the representations and warranties of the Purchaser set forth under Section 8.1 (as applicable).

“Close-out Agreement (Existing Hedging)” means the agreements to be signed by the Company and each Hedge Counterparty in form and substance satisfactory to the Seller and the Purchaser detailing the Close-out Amounts (Existing Hedging), to be delivered by the Seller to the Purchaser pursuant to Section 4.1(c) of this Agreement.

“Close-out Amount (Existing Hedging)” means the amount necessary to close-out all amounts due under the Existing Hedging Documentation on the Completion Date, in each case to be specified in the Close-out Agreement (Existing Hedging).

“Close-out Release (Existing Hedging)” means the instruments in writing executed by the Hedge Counterparties in form and substance satisfactory to the Seller and the Purchaser whereby the Hedge Counterparties, effective immediately upon receipt of any Close-out Amount (Existing Hedging) due by the Company, confirming the close-out of the Existing Hedging and the full release of the Company and any of its Subsidiaries from any and all obligations and liabilities pursuant to the Existing Hedging Documentation, and, to the extent that the liabilities under the Existing Notes and the Existing Senior Facilities Agreement have been discharged in full, instructing the Security Agent to effect the full release of the Existing Main Financing Liens.

“Company” or “LimaCorporate” has the meaning set forth in Recital (A).

“Completion” means the execution, delivery and exchange of all documents and the performance and consummation of all obligations and actions respectively required to be executed, exchanged, performed and/or consummated on the Completion Date pursuant to this Agreement and applicable Laws.

“Completion Date” means (a) 20 Business Day following fulfillment or waiver of the last of the Conditions Precedent, or (b) the different date agreed upon in writing between the Parties.

“Complex Lima Zero” means the complex named “Lima Zero” within the Company plant located in Villanova, San Daniele del Friuli (UD), Via Nazionale no. 52, Italy.

“Conditions Precedent” has the meaning set forth in Section 5.1.

“Confidential Know-How” has the meaning set forth in Section 12.2.

“Control” has the meaning set forth under article 2359, paragraph 1, no. 1), and paragraph 2, of the Italian Civil Code and the terms “to Control”, “Controlling”, “Controlled”, “common Control” and similar expressions shall be construed accordingly.

“D&O Policies” means the D&O insurance policies entered into by the Group Companies in force as of the Signing Date.

“Data Room” means all the documents, data and information made available to the Purchaser and its Representatives for the Due Diligence through a virtual data room managed by Sterling, accessible to the Purchaser and its Representatives from June 30, 2023 to September 20, 2023 all of which have been incorporated in a USB stick made in four copies, three to be delivered to the Purchaser together with the letter substantially in the form attached hereto as Schedule 1.1(D), signed by the data room provider, and one to be delivered to the Seller within 10 (ten) Business Days from the Signing Date.

“Determined Claim” means a Claim in respect of which:

(i)	the Indemnified Party and the Indemnifying Party so agreed in writing; or

(ii)	a final, enforceable and non-appealable award or decision in respect of the Claim has been issued by the arbitration panel in accordance with Section 17.1 or by any competent court.

“Disagreement Notice” has the meaning set forth in Section 3.13(b).

“Disclosed Information” means any information, fact, event, circumstance or matter that has been Fairly Disclosed in the Data Room.

“Due Diligence” has the meaning set forth in Section (C).

“Emil Consultancy Agreement” means the intragroup consultancy agreement entered into by Emil Holding III S.p.A., the Company and the Seller on September 29, 2016.

“Encumbrance” means any Lien other than, as to the Shares, (i) the Existing Security Package under the Existing Main Financing Documentation, and/or (ii) any pledge, mortgage, usufruct (usufrutto) or other in rem right (diritto reale) created by the Purchaser and/or its Affiliates.

“Escrow Agent” means Siref Fiduciaria S.p.A. or, if it does not agree to perform, or is unable or unwilling to complete the services set forth in this Agreement, Cordusio Fiduciaria S.p.A., or if also the latter does not agree to perform, or is unable or unwilling to complete the services set forth in this Agreement, the Person mutually agreed by the Parties within 30 days from the date of this Agreement or, in the absence of agreement among the Parties, the Person designated by the Chairman of the Chamber of Commerce of Milan.

“Escrow Agreement” means the escrow agreement to be entered into by and among the Purchaser, the Seller and the Escrow Agent, and to be negotiated in good faith and in line with market practice between the date hereof and the Completion Date.

“Escrow Amount” has the meaning set forth in Section 9.9.

“Existing Financiers” means the holders of the Existing Notes and the lenders under the Existing Senior Facilities Agreement.

“Existing Hedging Documentation” means (i) an English law governed ISDA Master Agreement and the schedule thereto entered into on 16 February 2023 between the Company and Mizuho Bank, Ltd., acting through its London Branch (“Mizuho”) and the English law governed swap confirmation entered into on 22 February 2023 between the Company and Mizuho and (ii) an English law governed ISDA Master Agreement and the schedule thereto entered into on 27 February 2023 between the Company and Goldman Sachs Bank Europe SE (“Goldman Sachs”) and an English law governed cap confirmation entered into on 7 March 2023 between the Company and Goldman Sachs.

“Existing Main Financing Documentation” means the Existing Senior Facilities Agreement, the Existing Notes Documentation and the Existing Hedging Documentation.

“Existing Main Financing Liens” means the Liens created in connection with the Existing Senior Facilities Agreement, the Existing Notes and the Existing Hedging Documentation.

“Existing Main Financing Liens Release” means a global deed of release in form and substance satisfactory to the Seller and the Purchaser executed by, inter alia, the Security Agent providing for the unwinding, release and discharge of the Existing Main Financing Liens and all obligations under the Existing Main Financing Documentation immediately upon the receipt by each relevant Agent or Hedge Counterparty (as applicable) of the Payoff Amounts, together with any other document required for the effective release of the Existing Main Financing Liens under applicable local Law.

“Existing Notes” means, collectively, the Euro 295,000,000 (two hundred ninety five million/00) senior secured floating rate notes due 2028 and the Euro 15,000,000 (fifteen million/00) senior secured floating rate notes due 2028 issued by the Company on February 3, 2023 and March 10, 2023, respectively, pursuant to the Indenture (as defined below).

“Existing Notes Agent” has the meaning given to, together, the “registrar”, “transfer agent”, “paying agent” and “calculation agent” in the Existing Notes Documentation.

“Existing Notes Documentation” means the documentation governing the Existing Notes, including (i) the purchase agreements entered into by, inter alios, the Company, as issuer, and certain financial institution acting as initial purchasers, on January 20, 2023 and February 23, 2023 and as supplemented by the accession agreements dated May 3, 2023 executed by certain subsidiaries of the Company, (ii) the indenture entered into by, inter alios, the Company, GLAS

Trust Company LLC (the “Existing Notes Trustee”), as trustee, registrar, transfer agent and paying agent, GLAS Specialist Services Limited, as common representative (rappresentante comune) of the holders of the Existing Notes pursuant to Articles 2417 and 2418 of the Italian Civil Code and GLAS Trust Corporation Limited (the “Security Agent”), as legal representative of the holders of the Existing Notes (mandatario con rappresentanza) and security agent and representative (rappresentante) of the Holders pursuant to article 2414-bis, 3rd paragraph of the Italian Civil Code, on February 3, 2023 and as supplemented on May 3, 2023 (the “Indenture”), (iii) the global notes certificates representing the Existing Notes, and (iv) the intercreditor agreement dated January 17, 2023, by and among, inter alios, the Company, the Seller, the Security Agent and the Existing Notes Trustee, as amended from time to time.

“Existing Security Package” means the security and security documents listed under Schedule 1.1(C) pursuant to which the existing security interests have been granted in order to secure the obligations deriving from, inter alia, the Existing Main Financing Documentation.

“Existing Senior Facilities Agent” has the meaning given to “agent” in the Existing Senior Facilities Agreement.

“Existing Senior Facilities Agreement” means the Euro 65,000,000 (sixty five million/00) super senior revolving facilities agreement entered into on January 17, 2023 by, inter alios, the Company, as original borrower and original guarantor, Global Loan Agency Services Limited as agent, the Security Agent and the Mandated Lead Arrangers named therein, as from time to time amended, restated and/or supplemented, including by an amendment and restatement agreement dated February 15, 2023, together with all ‘Finance Documents’ as defined therein.

“Fairly Disclosed” means the disclosure of any facts or circumstances to the Purchaser in such a manner and in such detail that allows a diligent and professional Person such as the Purchaser to, on the face of the relevant document, fact or circumstance, make an informed assessment of the nature and scope of the matter disclosed and the consequences thereof.

“Final Stock Consideration” means 971,343 (nine hundred seventy-one thousand three hundred forty-three) shares of Purchaser Common Stock.

“Final Stock Consideration Issuance Date” means the date set forth under Section (5) of Schedule 3.1(d).

“Financial Documents” means the following documents:

(i)

the audited consolidated balance sheets of the Group as of December 31, 2022 and December 31, 2021, and the related consolidated profit and loss statement, comprehensive loss, (deficit) equity and cash flows of the Group (if required under the financing documentation) for each of the two fiscal years ended prior to and including the fiscal year ended December 31, 2022;

(ii)

to the extent ended at least 120 days before the Completion Date, the audited consolidated balance sheet of the Group as of December 31, 2023, and the related consolidated profit and loss statement, comprehensive loss, (deficit) equity and cash flows of the Group (if required under the financing documentation) for the fiscal year ended December 31, 2023;

(iii)

the unaudited consolidated balance sheet of the Group as of June 30, 2023 and each fiscal quarter ending thereafter that ends at least 60 days before the Completion Date and the related consolidated profit and loss statement, comprehensive loss, (deficit) equity and cash flows of the Group (if required under the financing documentation) for the portion of the year ending on each last day of such fiscal quarters.

“Financials Condition” has the meaning set forth in Section 5.1(c).

“General Condition Precedent” has the meaning set forth in Section 5.1(a).

“GP Decrees” means the decrees of the President of the Italian Republic and the President of the Council of Ministers, implementing the GP Law pursuant to the terms thereof, including, (i) the presidential decree (Decreto del Presidente della Repubblica) no. 35, dated February 19, 2014, concerning the regulation of the procedures for the exercise of the special powers in the defence and national security sectors; (ii) the decree of the President of the Council of Ministers (Decreto del Presidente del Consiglio dei Ministri) no. 108, dated June 6, 2014, concerning the identification of the assets of strategic relevance in the defence and national security sectors; (iii) the presidential decree (Decreto del Presidente della Repubblica) no. 86, dated March 25, 2014, concerning the regulation of the procedures for the exercise of the special powers in the energy, transports and communications sectors; (iv) the presidential decree (Decreto del Presidente della Repubblica) no. 180, dated December 23, 2020, concerning the identification of the assets of strategic relevance in the energy, transports and communications sectors; (v) the decree of the President of the Council of Ministers (Decreto del Presidente del Consiglio dei Ministri) no. 179 of December 18, 2020, concerning the identification of the assets of strategic relevance in the sectors referred to under Article 4, Paragraph 1, of EU Regulation 2019/452; (vi) the decree of the President of the Council of Ministers (Decreto del Presidente del Consiglio dei Ministri) no. 133 of August 1, 2022 governing, among others, the coordination activities carried out by the Presidency of the Council of Ministers as to the exercise of the special powers; and (vii) the decree of the Secretary of the Presidency of the Council of Ministers (Decreto del Segretario alla Presidenza del Consiglio dei Ministri), dated November 17, 2020, concerning the notification forms to be filed in connection with the exercise of the special powers.

“GP Filing” has the meaning set forth in Section 5.6(a).

“GP Law” means: (i) the law decree (decreto legge) no. 21, dated March 15, 2012, as converted into law and amended by Law no. 56, dated May 11, 2012, and as subsequently amended and supplemented; (ii) the law decree (decreto legge) no. 105, dated September 21, 2019, as converted into law and amended by Law no. 133, dated November 18, 2019, and as subsequently amended and supplemented; (iii) the law decree (decreto legge) no. 23, dated April 8, 2020, as converted into law by Law no. 40, dated June 5, 2020, and as subsequently amended and supplemented, concerning the contingency package of extraordinary measures to sustain the liquidity of enterprises and foster export, adopted in the context of the COVID-19 emergency; and (iv) the law decree (decreto legge) no. 21 of March 21, 2022, as converted into law and amended by Law no. 51, dated May 20, 2022, concerning the urgent measures to deal with the economic and humanitarian effects of the Ukrainian crisis.

“GP Law Condition Precedent” has the meaning set forth Section 5.1(a).

“GP Law Clearance” means, in relation to the transactions contemplated under the Agreement and its acquisition structure, the obtainment of the clearances, approvals and consents required to be obtained under the applicable GP Rules from the competent Authorities, including any declaration of lack of jurisdiction or a decision considering that the acquisition of the Shares is not subject to the GP Filing or the expiry of the applicable waiting period (or any extension thereof), as applicable, if this has the same effect of an explicit clearance, approval or consent.

“GP Rules” means (i) the GP Law, and (ii) the GP Decrees.

“GP Undertakings” has the meaning set forth in Section 5.6(c).

“Group” or “Group Companies” or “Group Company” has the meaning set forth in Recital (A).

“Hedge Counterparties” means Mizuho and Goldman Sachs (each as defined in the definition of Existing Hedging Documentation) as hedge counterparties under the Existing Hedging Documentation.

“Indemnified Party” has the meaning set forth in Section 10.1.

“Indemnifying Party” has the meaning set forth in Section 10.1.

“Indemnified Person” has the meaning set forth in Section 11(a).

“Indenture” has the meaning set forth in the definition of the Existing Notes Documentation.

“Independent Expert” means Deloitte & Touche, provided that, if Deloitte & Touche does not agree to perform, or is unable or unwilling to complete the services set forth under this Agreement and the Purchaser and the Seller fail to agree on its replacement with another accounting firm of international standing, preferably among the so called big four, which is independent from the Purchaser and the Seller, within the following 5 (five) Business Days, such replacement will thereupon be designated by Chairman of the Court of Milan, among the accounting firms of international standing, preferably among the so called big four, which are independent from the Purchaser and the Seller in relation to which the Independent Expert shall render its services, upon request of the most diligent of the Purchaser and the Seller, provided that such designation cannot be appealed or challenged for any reason whatsoever.

“Initial Stock Consideration” means 971,343 (nine hundred seventy-one thousand three hundred forty-three) shares of Purchaser Common Stock.

“Initial Stock Consideration Issuance Date” means the date set forth under Section (4) of Schedule 3.1(d).

“Intellectual Property Rights” means rights in the following: (i) all trademark rights, trade dress, service marks, trade names, domain names and brand names; (ii) all copyrights and all other rights associated therewith; (iii) all patents and all proprietary rights associated with patents; (iv) all contracts or agreements granting any right, title or license under the intellectual property rights of any third party; (v) all inventions, computer software, trade secrets and proprietary information, (including ideas, results, records and proposals for research and development and consulting work, know-how, formulae, samples, compositions, manufacturing and production processes and techniques, operating and testing procedures, processes, test results, technical and non-technical data, designs, drawings, specifications, manuals, instructions, tables, reports, customer and supplier lists and particulars, pricing and cost information, brochures and other sales, marketing and promotional information and business and marketing plans and proposals), websites, royalty rights, and employee covenants and agreements respecting intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

“Interest Component” has the meaning set forth in Section 3.1(b).

“Interim Period” means period starting from the Signing Date and ending on the Completion Date (both dates inclusive).

“Italian Civil Code” means the Italian civil code, as approved by the Royal Decree dated 16 March 1942, no. 262, as subsequently amended.

“Laws” means all applicable legislation, subordinate legislation, constitutional provisions, statutes, directives, regulations, ordinances, rules, circulars, judgments, decisions, decrees, orders, instruments, by-laws, permits, measures, concessions, grants, code of conducts, binding guidelines or policies, other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity, resolutions or recommendations issued by any Authority or any official interpretation of any of the foregoing by any Authority, and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time.

“Leakage” means any of the following circumstances to the extent that the same occur during the period between the Locked Box Date (excluded) and the Completion Date (included):

(a)

any dividend, or other distribution of profits or assets, declared, paid or made by a Group Company to, on behalf of, or in favour of, the Seller or any Seller’s Affiliates or any of their Related Parties;

(b)

payments or transfers of assets made by a Group Company to, or for the benefit of, the Seller or any Seller’s Affiliates or any of their Related Parties, including any amount paid or payable by a Group Company under the Emil Consultancy Agreement without prejudice to letter (d) of the “Permitted Leakage” definition;

(c)

the disposal of any asset by a Group Company to the Seller or any Seller’s Affiliates or any of their Related Parties where such disposal is for less than fair market value or otherwise on a non-arms’ length basis (in which case the Leakage shall be equal to difference between (i) the consideration that the Group Company should have received had the disposal been made at fair market value or at arms’ length, and (ii) the consideration actually received);

(d)	any indebtedness or other liabilities assumed, paid, indemnified or incurred by a Group Company for the benefit of the Seller or Seller’s Affiliates or any of their Related Parties;

(e)

the waiver or forgiving by a Group Company of any payment of any indebtedness due to same by the Seller or any Seller’s Affiliates or any of their Related Parties as well as the undertaking, indemnification or discharge of any liability by any Group Company (including in relation to recharging of costs of any kind) of the Seller or any Seller’s Affiliates or any of their Related Parties;

(f)	any payment by a Group Company of the sale or transaction bonus in connection with the execution of this Agreement and the transactions contemplated hereunder (the “Transaction Bonuses”);

(g)	any payment by a Group Company of any external transaction costs and expenses incurred in connection with the transactions contemplated under this Agreement; and

(h)

any payment made or agreed to be made in relation to the renewal of, and payment of the annual premiums for, the D&O Policies and the purchase of (and the payment of the annual premiums for) the “run-off” cover as contemplated in Section 4.5;

(i)	the undertaking or commitment to do any of the things set out in this clause by the relevant Group Company,

net of any Tax benefit actually received or to be received by any Group Companies immediately after the approval of the first financial statements of the relevant Group Company following the occurrence of such Leakage and in connection with such Leakages, but grossed-up of any Tax and/or expenses actually incurred or to be incurred in connection therewith, in each of the above cases with the express exclusion of any Permitted Leakage.

“Leakage Amount” has the meaning set forth in Section 3.12.

“Leakage Interest” has the meaning set forth in Section 3.10.

“Leakage Notice” has the meaning set forth in Section 3.12.

“Lien” means any encumbrance, lien, claim, charge, security, pledge, mortgage, hypothecation, easement, conditional sale, usufruct (usufrutto) or other in rem right (diritto reale), or other title retention agreement, or other similar restriction or similar third party rights (including, without limitation, any right to acquire, option, right of pre-emption, conversion or any other interest or equity of any person), as the context may require, which has the effect of restricting in any manner the ownership or transferability of the relevant asset or right.

“Locked Box Date” means March 31, 2023.

“Long Stop Date” means June 30, 2024.

“Locked Box Period” means the period from (but excluding) the Locked Box Date to (and including) the Completion Date.

“Loss” means any direct damages, costs and/or expenses to be determined in accordance with Article 1223 of the Italian Civil Code.

“Material Contracts” means: (i) any lease (whether of real or personal property) providing for annual rentals of Euro 250,000.00 or more; (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets with a top supplier of the Group based on aggregate payments made by the Group to such supplier during the 12 months ended as at 31 December 2022, having an annual value higher than Euro 500,000.00; (iii) any agreement for the sale of products or services with a customer that is material to the Group having an annual value higher than Euro 500,000.00; (iv) any agreement relating to indebtedness of the Group involving amounts in excess of Euro 250,000.00; (v) any employment, consulting or similar agreement, retention agreement or other agreement with any current or former employee, independent contractor or consultant of the Company pursuant to which any Group Company has any ongoing annual liability equal to or greater than Euro 150,000 or more and the consultancy agreements entered into by Lima Japan K.K. with the health care professionals; (vi) any agreement having a value exceeding Euro 500,000.00 granting any third party the exclusive right to purchase or distribute any Group Company products or services or provide any Group Company products or services; (vii) any agreement entered into in connection with the settlement of an Action or a potential Action having a value exceeding Euro 150,000 (one hundred fifty thousand) that contains any ongoing material obligation; (viii) any agreement that materially limits the freedom of the Company to compete in any line of business or with any Person or in any area or containing a “most favoured nation” or similar provision or providing minimum purchase or sale obligations; (ix) any collective bargaining agreement or any other agreement with a labour union, works council or other labour organization; (x) any sales agency agreement involving payments (for financial year 2022) by any Group Company which is a party thereto of an aggregate amount in excess of Euro 250,000.00; (xi) any other agreement involving an aggregate payment or payments to or by any Group Company of not less than Euro 500,000.00 per year; (xii) any joint venture or partnership agreement; and (xiii) any agreement having a value exceeding Euro 100,000 pursuant to which any Group Company grants to, or is granted by, a third party, a license or similar right to use any Intellectual Property Rights that are material to the Group Companies.

“Material Group Companies” means, jointly, the Company and the Material Subsidiaries.

“Material Subsidiaries” means Lima Orthopaedics Australia Pty Ltd., Lima Deutschland GmbH, Lima Japan K.K., Lima Orthopaedics UK Ltd. and Lima USA Inc.

“Material Subsidiaries’ Shares” means the shares, quotas or other securities and/or instrument representing the entire corporate capital of the relevant Material Subsidiary.

“New Obligor” has the meaning set forth in Section 9.10.

“Notary Public” means the Italian notary public selected by the Purchaser notified by the Purchaser to the Seller 10 (ten) Business Days before the Completion Date.

“Notice of Claim” has the meaning set forth in Section 10.2.

“Order” means any order, injunction, assessment, judgment, decision, writ, ruling or other award of any Authority.

“Payoff Amount (Existing Notes)” means the amounts necessary to redeem or discharge as of the Completion Date, the Existing Notes as provided for in the Indenture, inclusive of any redemption or make-whole premium or any other costs as well as accrued but unpaid interest.

“Payoff Amount (Existing Senior Facilities Agreement)” means the amount necessary to discharge all amounts due under the Existing Senior Facilities Agreement on the Completion Date, including the aggregate outstanding amount of any principal and interest as of the Completion Date under the Existing Senior Facilities Agreement plus any other outstanding amounts which are due and payable on the Completion Date under the Existing Senior Facilities Agreement plus any break costs or other similar costs or fees payable thereunder, in each case to be specified in the Payoff Letter (Existing Senior Facilities Agreement).

“Payoff Amounts” means the Payoff Amount (Existing Notes), the Payoff Amount (Existing Senior Facilities Agreement) and the Close-out Amount (Existing Hedging).

“Payoff Confirmation (Existing Notes)” means the instrument in writing executed by the Company and the Existing Notes Trustee or other administrative agent under the Indenture in form and substance satisfactory to the Seller and the Purchaser confirming, effective immediately upon receipt of the Payoff Amount (Existing Notes), the satisfaction and discharge of the Existing Notes and the full release of the Company and any of its Subsidiaries from any and all obligations and liabilities thereunder (for the avoidance of doubt, the Payoff Confirmation (Existing Notes) may take the form of the notice of satisfaction and discharge of the Existing Notes countersigned by the Existing Notes Trustee).

“Payoff Confirmation (Existing Senior Facilities Agreement)” means the instrument in writing executed by the facility agent under the Existing Senior Facilities Agreement in form and substance satisfactory to the Seller and the Purchaser whereby the facility agent, effective immediately upon receipt of the Payoff Amount (Existing Senior Facilities Agreement), confirming receipt thereof and consequently the termination of the Existing Senior Facilities Agreement and the full release of the Company and any of its Subsidiaries from any and all obligations and liabilities thereunder.

“Payoff Letter (Existing Notes)” means the letter to be issued by the Company in form and substance satisfactory to the Seller and the Purchaser detailing the Payoff Amount (Existing Notes) necessary to redeem, satisfy and discharge in full the Existing Notes on the relevant redemption date, to be delivered by the Sellers to the Purchaser pursuant to Section 4.1(c)(iii) of this Agreement (for the avoidance of doubt, the Payoff Letter (Existing Notes) may take the form of the agreed form redemption notice to be delivered to noteholders in connection with the redemption of the Existing Notes).

“Payoff Letter (Existing Senior Facilities Agreement)” means the letter to be issued by the facility agent under the Existing Senior Facilities Agreement in form and substance satisfactory to the Seller and the Purchaser detailing the Payoff Amount (Existing Senior Facilities Agreement), to be delivered by the Seller to the Purchaser pursuant to Section 4.1(c)(iii) of this Agreement.

“Permitted Leakage” means any of the following:

(a)

any amount paid or payable by any Group Company to directors, employees and former directors or employees pursuant to resolutions of the competent corporate bodies adopted before the Signing Date or agreements entered into with the same before the Signing Date – with the exclusion of the Transaction Bonuses;

(b)	any payment made or agreed to be made, or liability incurred or agreed to be incurred, by or on behalf of any a Group Company pursuant to this Agreement;

(c)

any payment made or agreed to be made, or liability incurred or agreed to be incurred, in respect of any matter undertaken by or on behalf of any a Group Company at the request or with the written agreement of the Purchaser;

(d)	any fee pertaining the work carried out by the advisory board paid or payable by a Group Company under the Emil Consultancy Agreement up to a maximum amount of Euro 525,000.00;

(e)

any amount paid or payable by a Group Company in connection with fees, costs and expenses related to the repayment and/or redemption and/or release, as the case may be, under the Existing Main Financing Documentation (including break costs or fees and costs related to the release of the Existing Security Package);

as well as any Tax becoming payable by any of the Group Companies as a consequence of any of the matters referred to in items above.

“Person” means any person, individual, corporation, company, partnership, firm, fund, joint venture, trust, association, foundation, governmental body, agency or institution of a government, or any other organization or entity, public or private, and their successors and assigns of such Person.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Common Stock” means the common stock, par value $0.001 per share, of Purchaser.

“Purchaser Financing” has the meaning set forth in the definition of Purchaser Financing Commitment Letter.

“Purchaser Financing Commitment Letter” means the executed commitment letter, (including all related term sheets, exhibits, schedules and annexes thereto, and the executed fee letters associated therewith (with all fee amounts and economic terms related to the “market flex” provisions contained therein redacted) by and among Purchaser and the Purchaser Financing Sources party thereto, pursuant to which the Purchaser Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Purchaser Financing”), copies of which have been disclosed and made available to the Seller on or prior to the Signing Date (as amended, supplemented and/or replaced from time to time).

“Purchaser Financing Documents” means the Purchaser Financing Commitment Letter and any definitive debt financing agreements entered into by the Purchaser in connection to transaction contemplated under this Agreement.

“Purchaser Financing Sources” means the entities that, from time to time, have committed to provide or arrange, or have entered into definitive agreements related to, any debt financings related to the Transaction, including the parties to the Purchaser Financing Commitment Letter and any joinder agreements thereto.

“Purchaser Financing Sources Related Parties” means the Purchaser Financing Sources and the commitment parties that are parties to any Purchaser Financing Commitment Letter in respect of any alternative financing and together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives.

“Regulatory Approvals” means all consents, authorizations, waivers or approvals from antitrust and other governmental Authorities that are required or advisable under applicable regulatory Law, which includes any declarations of lack of jurisdiction as well as expiration of waiting periods and any extensions thereof under applicable law.

“Related Party” means, with respect to any Person, any Person indicated in the International Accounting Standard No. 24 issued by the International Accounting Standards Board.

“Relevant Regulatory Approvals” has the meaning set forth in Section 5.1(a).

“Representative” means the directors, officers, employees, attorneys-in-fact, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“Resigning Directors and Auditors” has the meaning set forth in Section 6.2(b)(i)(B).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Agent” has the meaning set forth in the Existing Senior Facilities Agreement.

“Seismic Report” has the meaning set forth under Schedule 4.8.

“Seller” has the meaning set forth in the Preamble.

“Seller Deal Team” means Matteo Thun-Hohenstein, Massimiliano Manniello, Niccolò Consonni and Isabella Buscemi.

“Seller Indemnification Obligations” has the meaning set forth in Section 9.1.

“Seller Representations and Warranties” has the meaning set forth in Section 7.1.

“Shares” has the meaning set forth under Recital (B).

“Signing Date” means the date of this Agreement.

“Stock Consideration” means the Initial Stock Consideration and the Final Stock Consideration.

“Subsidiary” has the meaning set forth in Recital (A).

“Tax” means any supranational, national, regional, municipal or local tax, direct or indirect, impost, duty, or other charge or withholding of a similar nature, any tax on income, any national and regional tax on corporate income and business activities (such as IRES and IRAP for Italy), value added tax (VAT), municipal, local or national tax on real property, substitute tax, stamp duty, mortgage tax, cadastral tax, tax on exchanges, consumer tax, transfer tax, employment tax (including social security, assistance contributions and insurance charge to any national social security or employee social security scheme) final and/or on account of withholding taxes

(including, for the avoidance of doubts, dividend and interest withholding taxes), excise taxes, custom duties, registration taxes and any form of taxation, levy, duty, charge, contribution or impost that is at any time due, levied, withheld or withdrawn, collected or assessed by, or payable to, any Authority together with all interest, sanctions, penalties charges or additions relating thereto, due, payable, levied, imposed upon, as well as all amounts payable pursuant to any agreement or arrangement with respect to Taxes, including any liability for the payment of any Tax (i) as a result of being a member of an affiliated, consolidated, combined or unitary tax group for any period, (ii) by reason of any obligation to indemnify or otherwise assume or succeed to the liability of any other person for Taxes, including tax sharing, tax indemnity, tax allocation or similar agreement whether expressed or implied, and (iii) by reason of transferee or successor liability, whether imposed by Law, contractual arrangement or otherwise.

“Technician” means the Italian competent and expert team of an international technician of primary standing to be appointed, preferably among the so called big four, by the Seller or the Company upon Purchaser’s approval, whose approval shall not be unreasonably withheld, in order to prepare and issue the Seismic Report.

“Third Party Claim” has the meaning set forth in Section 10.6.

“Transaction” has the meaning set forth in Recital (D).

“Transaction Documents” means this Agreement (including its Schedules) and each document required to be entered into by any or all of the Parties on or before Completion pursuant to the terms of this Agreement.

“W&I Insurance Policy” means the insurance policy entered by and between the Purchaser and the relevant W&I insurer on the Signing Date, a true copy of which is delivered to the Seller on the Signing Date.

1.2	In this Agreement, unless otherwise specified:

(a)

references to Schedules, Recitals, Paragraphs and Sections are to the Schedules, Recitals to, and Paragraphs and Sections of, this Agreement. The Schedules and the Recitals form an integral part of this Agreement. The division of this Agreement into Articles, Sections, and Paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(b)

references to any applicable Law shall be construed as references to such applicable Law as it has been, or may from time to time be, amended, modified or re-enacted and to any subordinate legislation from time to time made under the relevant applicable Law (as so amended, modified or re-enacted), it being however understood that any covenant or representation under this Agreement shall be construed according to the applicable Law applicable at the relevant reference time of such covenant or representation;

(c)	references to any gender shall include both other genders, and references to the singular include the plural and vice versa;

(d)	references to the words “include” and “including” are illustrative, do not limit the sense of the words preceding them and shall be deemed to include the expression “without limitation”;

(e)

references to “shall cause”, “shall procure” and/or “cause” or “procure” with reference to the fact and/or act of any other Person, means “shall cause”, “shall procure” and/or “cause” or “procure” pursuant to Article 1381 (promessa dell’obbligazione o del fatto del terzo) of the Italian Civil Code;

(f)

save as otherwise set forth herein, the obligation of a Party to use reasonable or best efforts to accomplish an objective shall be construed as an “obbligazione di mezzi” and not as an “obbligazione di risultato”, meaning that there is no obligation to ensure that the specific objective will, in fact, be reached;

(g)

any reference in this Agreement to a “day” or number of “days”, without the explicit qualification of Business Day(s), will be interpreted as a reference to a calendar day or number of calendar days. When calculating the period of days before which, by which or following which any act is to be done or any step is to be taken under this Agreement, the day that is the reference date in calculating such term will be excluded. If the last day of the relevant term is not a Business Day, the relevant term will end on the next following Business Day. Unless otherwise expressly provided for, any period of time expressed in months will be calculated in accordance with Article 2963, paragraphs 4 and 5 of the Italian Civil Code;

(h)

the language throughout this Agreement shall in all cases be construed as a whole, in accordance with fair meaning and without any presumption that the terms hereof shall be more strictly construed against one Party than the other by reason of the rule that a document is to be construed more strictly against the Party who has prepared it, it being acknowledged that both Parties have participated in the drafting and negotiation of this Agreement;

(i)

the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole (including the Recitals and the Schedules) and not merely to a subdivision in which such words appear.

2.	SALE AND PURCHASE OF THE SHARES

2.1

Upon the terms and subject to the conditions set forth in this Agreement, on Completion Date, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares, free and clear from Encumbrances.

2.2	The Shares shall be transferred to the Purchaser with all rights and entitlements thereto as from the Completion Date.

3.	PURCHASE PRICE. LOCKED BOX

3.1	The aggregate purchase price for all of the Shares (the “Purchase Price”) shall be equal to:

(a)	Euro 403,261,052.00 (four hundred three million two hundred sixty-one thousand fifty-two/00) (the “Base Cash Consideration”); plus

(b)

an interest accruing on the Base Cash Consideration from January 1, 2024 until the Completion Date (both included), equal to 5% per year, pro rata temporis (the “Interest Component” and, together with the Base Cash Consideration, the “Cash Consideration”); minus

(c)

an amount equal to the sum of all the Leakage(s) (if any), including all the Additional Leakage(s) (if any), increased by the Leakage Interest (as defined under Section 3.10 below), all if and to the extent determined pursuant to Section 3.12 and following below; plus

(d)	the Stock Consideration, if and to the extent due pursuant to Schedule 3.1(d).

3.2

An amount equal to the Cash Consideration minus the Escrow Amount shall be paid to the Seller entirely on Completion Date, in immediately available funds with value as of Completion Date, by irrevocable and unconditional wire transfer to the bank account indicated by the Seller at least 3 (three) Business Days prior to the Completion Date. The Seller shall communicate to the Purchaser, at least 5 (five) Business Days prior to Completion Date, the final amount of the Cash Consideration, including the Interest Component, and the Leakage Amount. It is understood that the payment on the bank account above mentioned shall be considered as satisfactory payment to the Seller.

3.3

The Escrow Amount shall be paid by the Purchaser to the Escrow Agent entirely on Completion Date, in immediately available funds with value as of Completion Date, by irrevocable and unconditional wire transfer to the Escrow Agent’s bank account opened in the name of the Purchaser but also in the interest of the Seller, as security for the indemnification obligations set out in Schedule 9.1, it being understood that the Escrow Agent will hold and safeguard said Escrow Amount pursuant to, and in accordance with, the terms and conditions of the Escrow Agreement and will maintain segregated the amounts corresponding to the matters set out in Schedule 9.1.

3.4

Notwithstanding anything in this Agreement to the contrary, (a) if, from the Signing Date until the issuance to the Seller of the Initial Stock Consideration, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Initial Stock Consideration shall be equitably adjusted by the Purchaser to provide the Seller the same economic effect as contemplated by this Agreement prior to such event, and (b) if, from the Signing Date until the issuance to the Seller of the Final Stock Consideration, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Final Stock Consideration shall be equitably adjusted by the Purchaser to provide the Seller the same economic effect as contemplated by this Agreement prior to such event. In the event that a cash dividend or other distribution in cash on the Purchaser Common Stock shall have been declared or paid, the Purchaser shall make a cash payment to the Seller for an amount equal to the amount that the Seller would have received if the Initial Stock Consideration and/or the Final Stock Consideration was issued and delivered to the Seller when such cash dividend or other distribution in cash was paid, without taking account of any Tax deductions that would have applied if the Seller would had actually received such cash dividend. Any payment to the Seller made pursuant to this Section 3.4 shall be treated, to the maximum possible extent under applicable Laws, as an adjustment of the Purchase Price.

3.5

Any certificates or book-entry entitlements representing the shares of Purchaser Common Stock to be issued as Stock Consideration shall bear the following legend (along with any other legends that may be required under applicable Laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) IN RELIANCE ON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, A VALID EXEMPTION UNDER SECTION 3(A)(10) OF THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

3.6

The Seller hereby agrees that as regards shares comprising the Initial Stock Consideration, from the date hereof until 5.00 p.m. Eastern Standard Time six-months after the Completion Date, without the prior written consent of the Purchaser it will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the Initial Stock Consideration or the economic consequences of ownership thereof, or otherwise publicly disclose the intention to do any of the foregoing, in each case whether any such transaction is to be settled by delivery of Purchaser Common Stock, equity securities, in cash or otherwise.

3.7

Any transfer of the shares of the Purchaser Common Stock issued as Stock Consideration shall be void unless the provisions of this Agreement are satisfied. The Purchaser may issue appropriate “stop-transfer” instructions to its transfer agent. If any securities are sold or otherwise transferred in violation of the provisions of this Agreement, the Purchaser will not be required (i) to transfer on the books maintained by its transfer agent such transferred securities or (ii) to treat the Seller or any transferee of such securities as owner of such securities, or to accord the Seller or any transferee of the securities the right to vote or receive dividends.

3.8

Any transfer of shares of the Purchaser Common Stock issued as Stock Consideration shall (i) comply with all applicable securities Laws (and the Purchaser may require that the holder of Stock Consideration provide a reasonably satisfactory opinion of counsel to this effect) and (ii) comply with any covenants or restrictions on transfer of the Stock Consideration that may be undertaken by the holder thereof from time to time.

3.9	The Purchase Price is fixed and, accordingly, shall not be subject to any adjustment or revision, without prejudice to Sections 3.10 and 9.2.

3.10

Subject to Completion taking place, but without prejudice to what set forth under Sections 3.12 and 3.13 below, in the event of occurrence of a Leakage (including the Additional Leakage), the Seller shall pay to the Purchaser, without duplication, as a Euro by Euro reduction of the Cash Consideration, an amount equal to the Leakage occurred plus interest on the amount of such Leakage from January 1, 2024 (or the later date on which such Leakage occurred) until Completion Date (both included), in each case at a rate equal to 5% per year, pro rata temporis (the “Leakage Interest”). For the sake of clarity, a claim under this Section 3.10 shall be the sole remedy available to the Purchaser in connection with the occurrence of a Leakage.

3.11

The Cash Consideration payable to the Seller in accordance with this Agreement shall be reduced by any Leakage, on a Euro by Euro basis, received or benefited and/or to be received and/or to be benefited by (or otherwise benefitting) the Seller and/or any of its Affiliates and/or Related Parties, except to the extent any of these items are Permitted Leakages.

3.12

At least 5 (five) Business Days prior to the Completion Date is envisaged to take place, the Seller shall notify the Purchaser in writing (the “Leakage Notice”) of any Leakage occurred (if any) until the 6th (sixth) Business Day prior to the Completion Date, specifying the type of Leakage incurred, the relevant amounts and the relevant Leakage Interest, except to the extent any of these items are Permitted Leakages (the “Leakage Amount”). The Purchaser shall not be entitled to object to, or anyway challenge, the contents of the Leakage Notice (including the Leakage Amount indicated therein) prior to Completion. The Leakage Notice shall be binding for the purposes of Completion and shall only be subject to challenge in accordance with Section 3.13.

3.13

If and to the extent that the Purchaser by June 30, 2024, identifies that (i) one or more Leakages (other than Permitted Leakages) occurred during the Locked Box Period and was not considered for the purposes of the calculation of the Cash Consideration paid on the Completion Date, or the relevant amounts were not otherwise reimbursed by the Seller to the Purchaser, or (ii) one or more actions that should properly be a Leakage were qualified as Permitted Leakage, and were not considered for the purposes of the calculation of the Cash Consideration paid on the Completion Date, or the relevant amounts were not otherwise reimbursed by the Seller to the Purchaser, or (iii) the Leakage Amount notified in the Leakage Notice results incorrect and lower than the actual value of the relevant Leakages plus the Leakage Interest (the amounts related to the Leakages under (i), (ii) and, as to the portion not included in the Leakage Notice, (iii) above, are together referred to the “Additional Leakages”), then the following shall apply:

(a)

within the above-mentioned period, the Purchaser shall be entitled to communicate in writing to the Seller the occurrence of any Additional Leakage during the Locked Box Period, providing reasonable and specific written details and supporting evidence thereof (the “Additional Leakages Claim”);

(b)

within 15 (fifteen) Business Days from the receipt of the Additional Leakages Claim, the Seller shall: (i) pay to the Purchaser the amount indicated in the Additional Leakages Claim; or (ii) in case of disagreement with the Additional Leakages Claim, deliver to the Purchaser a notice of disagreement, setting forth the relevant reasons of its dissent in respect of the Additional Leakages Claim in reasonable detail (the “Disagreement Notice”);

(c)

if a Disagreement Notice is sent, then, thereafter, for a period of 20 (twenty) Business Days, the Purchaser and the Seller shall discuss the matters referred to in the Disagreement Notice in good faith;

(d)

in case of delivery of a Disagreement Notice and failure by the Purchaser and the Seller to find an agreement thereon within the aforementioned 20 (twenty) Business Days, period, any item in dispute relating to the Additional Leakages Claim and stated in the Disagreement Notice shall be referred to the Independent Expert;

(e)	the Independent Expert shall be instructed to act on the following basis:

(i)

it shall act as expert (arbitratore), pursuant to Article 1349, first paragraph, of the Italian Civil Code, on the basis of its fair evaluation (equo apprezzamento) and not on the basis of its mere discretion (mero arbitrio) – it being understood that the equitable evaluation (equo apprezzamento) shall be exclusively applied if this Agreement does not provide any rule or criteria or guidance for the resolution of the item(s) in dispute and that the assessment of the Expert will be limited to the issues remaining in dispute which have not been agreed by the Parties under Section 3.13(d);

(ii)

the item(s) in dispute shall be notified to the Independent Expert in writing by the Purchaser and the Seller within 10 (ten) Business Days as of the Independent Expert’s appointment, provided the Purchaser cannot allege the occurrence of any Leakage other than those set forth under the Additional Leakages Claim;

(iii)

it shall decide the procedure to be followed in the determination, except that each of the Purchaser and the Seller shall have the right to submit to the Independent Expert any comment, information and/or documentation it deems appropriate and to reply to any comment, information and/or documentation submitted by the other;

(iv)

each of the Purchaser and the Seller shall provide, and shall procure that their respective accountants and advisors provide, the Independent Expert promptly with all information and assistance it may reasonably require and the Independent Expert shall be entitled to base its opinion on such information and on the accounting and other records of any Group Company;

(v)

the Independent Expert shall render its determination within 30 (thirty) Business Days following the acceptance of its mandate and such determination shall contain the assessment of the item(s) in dispute, provided that, if the Purchaser and the Seller agree upon a range of values in advance and the determination of the Independent Expert does not fall within such range of values, the Parties will consider as the Independent Expert’s determination the high range (if the Independent Expert’s determination falls above the high range) or the low range (if the Independent Expert’s determination falls below the low range). The reasoning of the Independent Expert shall specifically address the arguments brought forward by the Purchaser and the Seller with respect to each item in dispute;

(vi)

the determination of the Independent Expert shall, in the absence of clear error or collusion (valutazione manifestamente erronea o iniqua) pursuant to Article 1349 of the Italian Civil Code, be final and binding among the Parties; and

(vii)

all fees and expenses of the Independent Expert shall be equally borne by the Purchaser and the Seller, unless the Independent Expert’s decision confirms in full the position maintained by the Purchaser or the Seller (as the case may be), in which case the Independent Expert fees and disbursements shall be fully borne by the Party whose position was not upheld by the Independent Expert (as the case may be).

(f)

In the event that any Additional Leakage agreed or determined under this Section 3.13 is to be paid to the Purchaser, it shall be paid by the Seller to the Purchaser within 15 (fifteen) Business Days from the (i) date of the agreement between them under section 3.13(c) if any, or (ii) Independent Expert’s determination, grossed-up of an amount equal to the Leakage Interest applicable until the date of payment of the Additional Leakage.

(g)

The Parties acknowledge and agree that any payment made in connection with any Leakage Amount and Additional Leakage: (i) shall be net of any Tax benefit for any Group Companies arising from such Leakages but grossed-up of all relevant Taxes due by the Purchaser and/or any Group Company in connection with such payment; and (ii) is not subject to any of the provisions and limitations contained in Section 9.

(h)

The Parties hereby agree that after Completion, the Purchaser shall cause any Group Company, the relevant management and employees to provide the cooperation that Seller and its Representatives and/or the Independent Expert may in good faith and reasonably deem necessary for the purposes of this Section 3.13, subject to the entering into of customary confidentiality agreement if requested by the Purchaser as well as, in any case, in compliance with the Laws (including but not limited to the antitrust Laws).

4.	INTERIM PERIOD

4.1	Repayment of Existing Senior Facilities Agreement and Existing Notes, close-out of transactions entered into pursuant to the Existing Hedging Documentation and release of Existing Main Financing Liens

(a)

The Purchaser acknowledges that (i) at the Signing Date, the Existing Security Package is in place; (ii) according to the change of control provisions set forth in certain of the Existing Main Financing Documentation, the Transaction may trigger the right of certain of the Existing Financiers under the Existing Main Financing Documentation to require the mandatory prepayment of the amounts outstanding under the Existing Main Financing Documentation; and (iii) the Company has the right to voluntarily prepay or redeem (as applicable) all amounts outstanding under the Existing Main Financing Documentation.

(b)

The Purchaser shall make available the funds necessary to fully pay the Payoff Amounts (in the case of any Close-out Amount (Existing Hedging), only to the extent that such Close-out Amount (Existing Hedging) is due by the Company) pursuant to Section 6.2(a)(ii) below.

(c)	As soon as reasonably practicable and in any case by the date falling 15 Business Days prior to the Completion Date, the Seller, in consultation with the Purchaser, shall instruct the Company to:

(i)

notify the Agents, the Existing Notes Trustee, the Hedge Counterparties and the Security Agent of the transactions set forth in this Section 4.1, to the extent such notice is required in connection with the transactions contemplated in this Section 4.1;

(ii)

request that the Agents, the Hedge Counterparties and the Security Agent attend the Completion (at the place and time set out in such notice / to be subsequently communicated), to the extent such attendance is required in connection with the transactions contemplated in this Section 4.1;

(iii)	request the Agents to communicate to the Seller and/or the Company the Payoff Amounts (other than the Close-out Amount (Existing Hedging));

(iv)	request the Hedge Counterparties to agree with the Company the Close-out Amount (Existing Hedging); and

(v)	deliver the Payoff Letter (Existing Senior Facilities Agreement), the Payoff Letter (Existing Notes) and the Close-out Agreement (Existing Hedging) to the Purchaser.

(d)

Subject to the Purchaser making available the Payoff Amount in accordance with Section 4.1(b) above, the Seller shall cause the Company and its Subsidiaries to, reasonably cooperate with Purchaser to, and use commercially reasonable efforts to, take such actions as are necessary to, as directed by the Purchaser, effect the applicable (i) satisfaction and discharge (the “Discharge”) on or promptly following the Completion Date of all outstanding Existing Notes (in compliance with the provisions of the Existing Notes Documentation) and/or (ii) redemption on or promptly following the Completion Date of the Existing Notes (in compliance with the provisions of the Existing Notes Documentation). The Seller shall procure that the Company (w) (at the request of the Purchaser) prepares notices of redemption (“Redemption Notices”) and/or instructions relating to the Discharge (“Discharge Instructions”) with respect to the Existing Notes pursuant to the requisite provisions of the Existing Notes Documentation and in form reasonably satisfactory to the Purchaser; (x) uses its commercially reasonable efforts to give, or request the Existing Notes Agent to give, to holders of the Existing Notes on the Company’s behalf, any such Redemption Notices or Discharge Instructions in accordance with the Existing Notes Documentation, and shall provide the Existing Notes Agent with any officer’s certificate or opinion required by the Existing Notes Documentation in connection therewith; (y) reasonably cooperates with the Purchaser pursuant to the terms of the Existing Notes Documentation to facilitate the Discharge on or promptly following the Completion Date of the Existing Notes, to the extent such Discharge is permitted by the Notes Indenture, or the redemption of the Existing Notes on or promptly following the Completion Date, as applicable and (z) uses its commercially reasonable efforts to cause the Existing Notes Trustee and the Existing Notes Agent to cooperate with Purchaser to facilitate such redemptions and/or Discharge. Notwithstanding the above, nothing in this Section 4.1(d) shall require the Company or any of its Subsidiaries to pay or deposit the Payoff Amount (Existing Notes) except to the extent such amounts have been previously provided by the Purchaser to the Company, its Subsidiaries or the relevant Agents, as applicable, in accordance with this Agreement (which amounts, for the avoidance of doubt, shall take into account the redemption prices set forth in the Existing Notes Documentation and shall include interest accrued through the date of the redemption and shall be applied by the Company, its Subsidiaries or the relevant Agents to the payment of the Payoff Amounts due by it).

(e)

The Seller shall cause the Company and its Subsidiaries to serve notice of early termination, cancellation, redemption and/or prepayment (as applicable) under Existing Senior Facilities Agreement, to the extent required by the Existing Senior Facilities Agreement (and within the timelines required by the Existing Senior Facilities Agreement) to allow for any outstanding amounts under the Existing Senior Facilities Agreement to be repaid in full and the facilities thereunder cancelled in full at Completion.

(f)

The Seller shall cause the Company to serve notice of early termination under the Existing Hedging Documentation to each of the Hedge Counterparties in order to terminate the transactions documented under the Existing Hedging Documentation or shall otherwise cause the Company to mutually agree with the Hedge Counterparties that all transactions documented under the Existing Hedging Documentation shall terminate on the Completion Date.

(g)

The Seller shall also cause the Company to carry out any actions necessary to ensure that all liabilities under the Existing Hedging Documentation will be discharged in full at Completion (including, for the avoidance of doubt, agreeing with the Hedge Counterparties that any Close-out Amount (Existing Hedging) will be payable on Completion) so as to allow for the full release of the Existing Main Financing Liens on or promptly after Completion. To the extent that the Close-out Amount (Existing Hedging) is due and payable by the Company on Completion, the obligations on the Seller in this paragraph (g) shall be subject to the Purchaser making available to the Company such Close-out Amount (Existing Hedging) in accordance with Section 4.1(b) above.

(h)

The Seller shall consult with the Purchaser prior to any actions with the Agents, the Hedge Counterparties or the Security Agent for the purposes of this Section 4.1 and shall keep the Purchaser fully and timely informed of any communications and/or notice received (also by the Company) from the Agents, the Security Agent, the Existing Financiers, the Existing Notes Trustee, the Hedge Counterparties or the common representative (rappresentante comune) of the holders of the Existing Notes (as applicable) in connection with the above.

(i)

The terms and conditions of any notices, consents, waivers and/or other documents (as the case may be) served and/or issued and/or of any actions otherwise carried out pursuant to Section 4.1 shall, in all respects, be conditioned upon, and subject to, the occurrence of Completion. For the avoidance of doubt, any release of the Existing Main Financing Liens will only be effective upon or promptly after Completion.

4.2	KYC

The Purchaser undertakes to cooperate with the Seller with respect to all reasonable requests that it might have in order to comply with its “know your customer” internal policy and procedures in connection with the envisaged Transaction. It is understood that any cost and expense incurred by the Purchaser in such respect shall be borne by the Purchaser.

4.3	Funding

(a)

The Purchaser undertakes to take all actions to fund: (i) the payment of the Cash Consideration to be paid at Completion and the issuance and delivery of the Stock Consideration at the Initial Stock Consideration Issuance Date and at the Final Stock Consideration Issuance Date (as applicable), all in accordance with the terms of this Agreement; (ii) the Payoff Amounts due by the Company; and (iii) all costs, Taxes (including the so called “Tobin Tax”) and expenses payable by the Purchaser in connection with the Transaction, save as otherwise provided in this Agreement.

(b)

In no event any failure to obtain any financing under the Purchaser Financing Documents (or any alternative financing), nor any failure to fund any financing under the Purchaser Financing Documents (or any alternative financing), shall relieve the Purchaser of any obligation under or in respect of this Agreement, including the obligation to timely consummate the Transaction as required hereby, and neither the obtaining nor the availability or funding of any financing (or any alternative financing), shall constitute a condition to the Purchaser’s obligation to timely consummate the Transaction as required hereby.

4.4	Interim Management

(a)

Except (i) for the transactions contemplated under this Agreement or in the Transaction Documents, (ii) as permitted or contemplated under this Agreement (including, without limitation, in relation to the Permitted Leakages and to actions required and/or related to the repayment or redemption (as applicable) under Section 4.1), (iii) as required to comply with any applicable Laws or Orders, (iv) as provided under any binding agreement to which any Group Company is a party as of the Signing Date, and as required to comply with the same, (v) as Fairly Disclosed in the Disclosed Information, (vi) as permitted under Schedule 4.4(a), or (vii) as consented upon in writing by the Purchaser (such consent not to be unreasonably withheld) – it being understood and agreed that all of the above exceptions and qualifications under points (i) to (vii) qualify, limit and apply to any and all of the Seller’s commitments under this Section 4.4 – the Seller shall cause that, during the Interim Period, the Group Companies will be managed in their ordinary course of business consistent with past and current practice and in the manner the Business was conducted up to, and including, the Signing Date. Without prejudice to the generality of the foregoing, the Seller shall procure that, during the Interim Period, the Group Companies shall:

(i)

not delay or accelerate the payment of any amount due to, or by, suppliers, customers, agents and distributors of the same or agree to any extension or acceleration of the payment terms otherwise applicable to such suppliers, customers, agents and distributors, outside the ordinary course of business consistent with past practice;

(ii)	not fail to observe, in all material respect, any term and conditions of, or waive any rights under, any Material Contracts, outside the ordinary course of business consistent with past practice;

(iii)	not terminate, withdraw from or materially amend any of the Material Contracts to which the Group Companies are a party;

(iv)

not terminate, suspend, materially amend or not renew any material permit, licence, authorization and certifications and not suspend the payment of any Taxes or duties required for keeping them in place;

(v)	not amend their by-laws;

(vi)

not issue or redeem capital stock, notes, bonds or other securities or grant any stock options, warrants or similar rights over their capital and shall not change the composition of their shareholding;

(vii)

not declare, make or pay any dividend or other distribution or do or allow to be done anything which renders their respective financial position less favourable than the relevant one as at the Signing Date;

(viii)	not merge with, enter into a consolidation with, or acquire any interest in, any Person;

(ix)	not acquire any division or line of business of any Person having a value exceeding Euro 500,000 (five hundred thousand/00) per transaction;

(x)	not enter into any partnership agreement, joint venture agreement, profit sharing arrangement or other alliance of any nature whatsoever nor create any subsidiary;

(xi)

not wind-up, demerge or approve or carry out any voluntary liquidation, with the exception of the liquidation of Lima Orthopaedics South Africa Pty Ltd, Lima Sm S.p.A. in liquidazione and Tasfiye Halinde Lima Turkey Ortopedi A.Ş.;

(xii)	not change any of the accounting or Tax principles applied by the same up to the Signing Date, including those applied in the preparation of the financial statements;

(xiii)

not approve new capital expenditures or commitments in excess of those provided under the business plan made available in the Data Room or exceeding Euro 500,000 (five hundred thousand/00) individually;

(xiv)	not acquire, dispose of, lease assets (including real estate assets) with value in excess of Euro 100,000 (one hundred thousand/00) per each transaction;

(xv)	not enter into or materially amend any loans or credit agreements or financial commitments, or incur any new indebtedness, for values in excess of Euro 500,000 (five hundred thousand/00) individually;

(xvi)	not assume any liability, nor enter into any agreement which may give rise to any such liability, for values in excess of Euro 500,000 (five hundred thousand/00) individually;

(xvii)

not create any real rights (diritti reali) over their assets or give any guarantee, indemnity or commitment to secure an obligation to a third party for an amount or value in excess of Euro 500,000 (five hundred thousand/00) individually;

(xviii)	not, at any title whatsoever, borrow any money from the Seller and its Affiliates (including, among others, through shareholders’ loans) or lend to the Seller or its Affiliates;

(xix)

not grant or create any Encumbrance or issue any security undertaking whereby it would assume liability in lieu of any third party or give any guarantee, indemnity, commitment to secure an obligation of the same, in each case except as required under the Existing Main Financing Documentation and/or other existing agreements and/or in the ordinary course of business consistent with past practice;

(xx)

not amend or terminate the employment agreement with any key employee or hire any new key employee in each case having a remuneration (RAL) higher than Euro 200,000 (two hundred thousand/00) per year, except in case of replacement due to voluntary resignations;

(xxi)	not amend or terminate any agency or similar agreement or entering into new agency or similar agreements providing for a minimum turnover higher than Euro 100,000 (one hundred thousand/00) per year;

(xxii)	not amend, terminate or create any pension, health, welfare or incentive plan or enter into any new local labour agreement, unless required by applicable Laws and/or applicable collective agreements;

(xxiii)	not revoke, appoint or replace any of the current members of the management, control and supervisory bodies, except in case of voluntary resignations or natural termination of the office;

(xxiv)	not waive or settle any pending or threatened claim or litigation (A) having a value higher than Euro 300,000 (three hundred thousand/00) individually or (B) which is material for the Business;

(xxv)	not terminate, discontinue, close of any plant or facility for the business operation;

(xxvi)	not agree or commit to do any of the foregoing.

(b)

In the event the Company and/or the Subsidiaries intend to agree or carry out any of the actions referred to in Section 4.4(a) during the Interim Period, the Seller shall request the prior written consent of the Purchaser, providing the same with all necessary information and supporting documentation in connection thereto, which consent shall not be unreasonably withheld or delayed. In the event the Purchaser fails to object in writing to Seller’s request within and no later than 5 (five) Business Days, the Purchaser shall be deemed to have approved the proposed action for all purposes hereunder and the relevant Group Company shall be free to carry out or perform the same. For purposes of this Section 4.4, notices may be given by electronic mail as provided for in Section 14.10.

(c)

During the Interim Period, the Seller shall provide, and shall procure that the Group Companies provide, to the Purchaser and its Affiliates and Representatives – upon the Purchaser’s written request – reasonable access to the directors and key employees, books and records relating to the conduct of the Business as the Purchaser may reasonably request, to the extent that this occurs in compliance with the Laws.

(d)

Without prejudice to Section 4.4(e) below, the Seller shall indemnify the Purchaser and/or, at the Purchaser’s sole discretion, any Group Company, in respect of any Losses incurred or suffered by the Purchaser and/or any Group Company as a consequence of any breach of any covenant and obligation upon the Seller under Section 4.4(a). The indemnification obligations set forth in this Section 4.4(d) are the sole remedy available in relation to any breach by the Seller of any covenant and obligation upon the Seller under Section 4.4(a), without prejudice to Section 4.4(e); therefore, without prejudice to Section 4.4(e): (i) it shall be excluded any other right, action, remedy, defense, exception, claim or means of protection however available (also pursuant to any applicable Law) on any party in relation thereto; and (ii) the Purchaser shall not have the right to rescind or terminate this Agreement (including under Article 1467 of the Italian Civil Code) or – following the fulfillment of the Conditions Precedent (or the waiver in writing by the Parties pursuant to this Agreement) – refuse to effect Completion or perform its obligations set forth under this Agreement, prior to, on or after the Completion Date, in the event of a breach of any covenant and obligation upon the Seller under Section 4.4(a).

(e)

In case of material breach of any of the obligations of the Seller provided under Section 4.4(a)(v), 4.4(a)(vi), 4.4(a)(viii),4.4(a)(xi) and 4.4(a)(xix) the Purchaser is entitled to terminate before Completion – unless the breach has been cured by the Seller to the Purchaser’s reasonable satisfaction – with immediate effect, this Agreement pursuant to Article 1456 of the Italian Civil Code. In this event: (i) except for this Section 4.4(e), Sections 14, 15, 16 and 17, as well as the provisions of this Agreement that, in accordance with their terms or their nature, shall survive to the termination of this Agreement or the ceasing of its effects, which will remain in full force and binding between the Parties, all the provisions of this Agreement shall lapse and cease to have effect; but (ii) neither the lapsing of those provisions nor their ceasing to have effect shall affect any remedy or right of the Purchaser in accordance with any applicable Law and/or this Agreement (including, without limitation, its ability to claim damages) in respect of non-performance of the obligations included under Sections 14.5 and 14.6 below falling due for performance prior to such lapse and cessation.

(f)

For the avoidance of doubts, the actions contemplated by Schedule 3.1(d) and by Schedule 9.1 shall be deemed as approved for the purposes of Sections 4.4(a) and 4.4(b) and, therefore, shall not be considered a breach of Section 4.4(a).

4.5	Run-Off of D&O Policies

(a)

The Seller shall be entitled to procure that, prior to the Completion Date, the Group Companies extend the D&O Policies for a further period of up to 10 (ten) years (and in any case for a period of at least 5 (five) years) after the Completion Date (so called “run-off” policy), as will enable each director or statutory auditor or officer of the Group resigning at the Completion Date to make claims arising out of any event which occurred prior to the Completion Date under those policies on terms and conditions that are, in all material respects, consistent with those included in the directors’, statutory auditors’ and officers’ liability insurance policies maintained by as at the Signing Date.

(b)

After the Completion Date, the Purchaser shall not be entitled to amend nor terminate the D&O Policies with reference to the coverage provided in accordance with this Section 4.5 to the directors, statutory auditors or officers of the Group resigning at the Completion Date, unless the prior consent of the Seller is granted.

(c)

The Parties acknowledge and agree that any payment made or agreed to be made in relation to the renewal, and payment of the annual premiums for the whole duration, of the D&O Policies and the purchase (and the payment of the annual premiums for the whole duration) of the “run-off” cover shall qualify as Leakage and, therefore, shall be borne by the Seller.

4.6	Purchaser Common Stock

The Purchaser shall cause the Initial Stock Consideration to be approved for listing on the NYSE, subject only to official notice of issuance, prior to the Initial Stock Consideration Issuance Date, and the Final Stock Consideration to be approved for listing on the NYSE, subject only to official note of issuance, prior to the Final Stock Consideration Issuance Date.

4.7	Delivery of the Data Room USB stick

Within 10 (ten) Business Days from the Signing Date, the Seller shall procure that the Data Room provider delivers to the Purchaser three copies of the USB stick incorporating copy of the Data Room as well as the letter in the form of Schedule 1.1(D) duly signed by the data room provider.

4.8	Seismic Report

In addition and without prejudice to the provisions under this Agreement, the provisions under Schedule 4.8 shall apply.

5.	CONDITIONS PRECEDENT

5.1	Conditions Precedent

The obligation of the Parties to consummate the transactions contemplated hereunder and effect the Completion are subject to the fulfilment or, to the extent permitted by applicable Laws, the waiver pursuant to Section 5.2 below of, the following conditions precedent (the “Conditions Precedent”):

(a)

the Regulatory Approvals of all governmental Authorities of the jurisdictions set forth in Schedule 5.1(a) (the “Relevant Regulatory Approvals”) having been obtained (the “General Condition Precedent”);

(b)	the GP Law Clearance having been obtained (the “GP Law Condition Precedent”); and

(c)	the Financials Documents having been delivered by the Seller to the Purchaser (the “Financials Condition”)

5.2	Waiver of the Conditions Precedent

The Parties acknowledge and agree that (i) the General Condition Precedent and the GP Law Condition Precedent are set forth for the benefit of all Parties and that such conditions, to the extent permissible under applicable Laws, can be waived (either in whole or in part) exclusively by written agreement between the Seller and the Purchaser; and (ii) the Financials Condition is set forth for the exclusive benefit of the Purchaser and that such condition, to the extent permissible under applicable Laws, can be waived (either in whole or in part) exclusively by the Purchaser.

5.3	Long Stop Date

Should the Conditions Precedent not have been fulfilled for whatever reason or waived (either in whole or in part), to the extent permissible under the applicable Laws, by the Parties by the Long Stop Date in accordance with previous Section:

(a)

such date will be automatically extended for a further period of 30 (thirty) Business Days. In the event the Conditions Precedent have not been fulfilled for whatever reason or waived (either in whole or in part), to the extent permissible under the applicable Laws, by the Parties by the new Long Stop Date so extended, the Parties may agree in writing to further extend the Long Stop Date. The Long Stop Date as extended pursuant to such provision shall be the new “Long Stop Date” for the purposes of this Agreement; and

(b)

if the Conditions Precedent are not fulfilled or waived – to the extent permissible under the applicable Laws and pursuant to Section 5.2 – by the Long Stop Date, this Agreement shall be deemed automatically terminated and have no further force and effect, except for the provisions and obligations under this Section 5 and Sections 14, 15, 16 and 17, as well as the provisions of this Agreement that, in accordance with their terms or their nature, shall survive to the termination of this Agreement or the ceasing of its effects, which will remain in full force and binding between the Parties. Without prejudice to the generality of the foregoing, in the event the Agreement is terminated and ceases to produce any effect pursuant to this Section 5, each Party shall be relieved from each and any obligation set forth under this Agreement and shall have no liability vis-à-vis the other Party, provided, however, that neither the termination of the Agreement nor its ceasing to have effect pursuant to this Section 5 shall affect the liability, if any, of either Party in respect of (i) damages for non-performance or delayed performance of any obligation under this Agreement that prevented the Conditions Precedent being satisfied within the Long Stop Date, (ii) damages for non-performance of the obligations included under Sections 14.5 and 14.6 below falling due for performance prior to such lapse and cessation; and (iii) the relevant obligations set forth in the provisions of this Agreement, which, in accordance with their terms or their nature, shall survive to the termination of this Agreement or the ceasing of its effects.

5.4	Undertakings and Covenants in relation to the Conditions Precedent

(a)	The Parties acknowledge their common interest in having any and all Conditions Precedent fulfilled and satisfied as soon as possible and in any event by the Long Stop Date.

(b)	Each Party shall use all reasonable endeavours to procure (so far as it is so able to procure) that the Conditions Precedent are fulfilled and satisfied by the Long Stop Date.

(c)	Each Party shall, as soon as it comes to any of its attention, disclose to the other Party anything which will prevent the Conditions Precedent to be fulfilled and satisfied by the Long Stop Date.

(d)

Upon becoming aware of the satisfaction of a Condition Precedent, either Party shall immediately and, in any case, no later than 3 (three) Business Days from the day on which each Condition Precedent has been satisfied, notify the other Party in writing of the satisfaction thereof, and with reference to the General Condition Precedent and the GP Law Condition Precedent, the Purchaser shall attach to such notification a copy of the Relevant Regulatory Approvals and the GP Law Clearance (as the case may be).

5.5	Undertakings and covenants in relation to the General Condition Precedent and GP Law Condition Precedent

(a)

The Purchaser represents and warrants that, according to the assessment that it has carried out prior to the Signing Date, both directly and/or through its Representatives, with reference to the consummation of the Transaction:

(i)

save for the Relevant Regulatory Approvals and for the scrutiny of the Transaction under GP Law, it has not identified any other approvals or waivers required under applicable Law in connection with the consummation of the Transaction; and

(ii)	to the Purchaser’s knowledge, there are no reasons that may prevent or delay the granting of the Relevant Regulatory Approvals and the GP Law Clearance.

(b)

In addition and without prejudice to the undertakings listed in Section 1 of Schedule 5.5(b), the Purchaser undertakes to, and shall procure that its Affiliates (to the extent necessary) will put in place, acting reasonably, all the actions required to obtain the Relevant Regulatory Approvals in compliance with applicable Laws. In particular, the Purchaser undertakes to, and shall procure that its Affiliates (to the extent necessary) will:

(i)

duly and properly prepare and duly make the filings, notices and requests for authorization and/or submissions related to the consultation on jurisdiction to the governmental Authorities, at the Purchaser’s own care, of the transactions contemplated by this Agreement and any other document and filings for the purpose of obtaining the Relevant Regulatory Approvals and performing the notification, as soon as practicable after the Signing Date and, in any event, by and no later than 15 (fifteen) Business Days of the Signing Date or any other term provided for by the applicable Laws, for the purpose of obtaining the Relevant Regulatory Approvals;

(ii)	promptly supply any additional information, data and document that may be requested to obtain the Relevant Regulatory Approvals;

(iii)	bear all costs and expenses connected with the Relevant Regulatory Approvals with the exception of the Seller’s own legal fees, for which the Seller should be solely responsible;

(iv)

keep the Seller regularly updated on the status of the regulatory process and provide promptly to the Seller and its advisors all the documents and information concerning any notification submitted by the Purchaser and/or its Representatives and any other communication exchanged with the governmental Authorities;

(v)

submit in advance to the Seller a draft of any notification, filing, submission or document to be filed with any governmental Authority before finalizing and submitting any such filing or document, in order for the Seller and its Representatives to review them and provide comments; take such comments in due account and use its best endeavors to incorporate them into the document(s); and

(vi)

without prejudice to the Purchaser’s ability to operate in the ordinary course, use its reasonable best efforts to abstain from any action or omission which could, directly or indirectly, have the effect of delaying, impairing or impeding the receipt of the Relevant Regulatory Approval or the performance of the relevant notification.

(c)

The Seller shall use reasonable best efforts to promptly cooperate with the Purchaser to timely make all the filings, notices and requests for authorization and/or submissions related to the consultation on jurisdiction to the governmental Authorities and obtain the Relevant Regulatory Approvals, and shall cause the Group Companies to, promptly provide the Purchaser with the information and documents relating to the Group Companies as may be requested by the Purchaser in accordance with the requirements of the relevant governmental Authorities and applicable Laws for the preparation of the notifications, filings or submissions with the governmental Authorities or to satisfy any additional request by the governmental Authorities.

(d)

The Purchaser shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any entity or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of an agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, the Relevant Regulatory Approvals or of performing the relevant notification; (ii) increase the risk of any governmental Authority entering an order prohibiting the consummation of the Transaction; or (iii) delay the consummation of the Transaction.

(e)

Any and all costs and expenses incurred in connection with the procedures for the obtainment of the Relevant Regulatory Approvals shall be borne by the Purchaser with the exception of the Seller’s own legal fees, for which the Seller should be solely responsible.

5.6	Undertakings and covenants in relation to the GP Law Condition Precedent

(a)

The Purchaser undertakes to duly and properly prepare and file, within 15 (fifteen) Business Days after the Signing Date a notification with the competent Authorities as required under the GP Rules describing, inter alia, the Transaction and the relevant acquisition structure for the purposes of obtaining the GP Law Clearance (the “GP Filing”) and shall promptly provide the competent Authorities with any additional information and documentation that they may reasonably request. It is understood that the GP Filing shall be filed jointly with the Company, which shall be a co-signatory thereof. The Purchaser shall duly and properly prepare and file any other applications, requests, and other documents aiming at obtaining the GP Law Clearance, and thereafter provide the competent Authorities with any additional information and documentation that they may request. The Seller shall use reasonable best efforts to cooperate with the Purchaser to timely prepare and submit the GP Filing. In particular, the Seller shall fully cooperate and shall procure that the Company fully cooperates with the Purchaser in promptly providing the same with any information or documentation requested by the Authorities for the obtainment of the GP Law Clearance or to provide such information or documentation directly to the Authorities if the same request to do so. All the obligations in this Section 5.6 are, in any case, subject to the restrictions necessary to safeguard confidentiality and business secrets.

(b)

In addition and without prejudice to the undertaking listed in Section 2 of Schedule 5.5(b), the Purchaser undertakes to keep the Seller and its Representatives informed of any action taken or progress made in connection with the preparation of the GP Filing and to take into account all reasonable comments made by the Seller and its Representatives in this respect. The Purchaser undertakes, to the maximum extent permitted under applicable Laws, to inform the Seller and/or any of its advisors and consultant fairly in advance of any meeting and discussion with the competent Authorities in the context of the procedure to obtain the GP Law Clearance so that the

Parties may discuss in good faith the opportunity of the Seller attending to such meeting and discussion, to the extent this is allowed under the applicable Laws and/or by the Authorities. Where such attendance and participation is not permitted (either by the applicable Law, the express request of the applicable Authority or if any other Party considers, acting reasonably, for reasons of confidentiality), the Purchaser shall provide the Seller with a written summary of such meeting, as soon as reasonably practicable thereafter. The Purchaser shall submit to the Seller a draft of any document(s) – to be filed pursuant to this Section 5.6 – promptly before making any such filing and provide the Seller and its advisors and consultant with the material documents and information concerning the GP Filing, the GP Law Clearance and any other material communication exchanged with the competent Authorities.

(c)

The Parties hereby agree that if it becomes known by, or reasonably apparent to, the Purchaser that the competent Authorities will grant the GP Law Clearance subject to certain conditions, undertakings and/or commitments or similar measures, irrespective of whether on the Seller or on the Purchaser (or any of its Affiliates), any of the Group Companies or referred to the Completion (the “GP Undertakings”), the Purchaser shall immediately notify the Seller of this circumstance and the Seller shall have the right to be involved in any discussions with the competent Authorities in relation to the GP Undertaking and the GP Law Clearance.

(d)

The Purchaser shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any entity or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of an agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, the GP Law Clearance or of performing the relevant notification; (ii) increase the risk of any competent Authority entering an order prohibiting the consummation of the Transaction; or (iii) delay the consummation of the Transaction.

(e)

Any and all costs and expenses incurred in connection with the procedures for the obtainment of the GP Law Clearance shall be borne by the Purchaser with the exception of the Seller’s own legal fees, for which the Seller should be solely responsible.

5.7	Undertakings and covenants in relation to the Financials Condition

(a)

The Seller undertakes to, and shall procure that its Affiliates (to the extent necessary) will put in place, acting reasonably, all the actions required to timely deliver the Financial Documents to the Purchaser in compliance with this Agreement. In particular, the Seller undertakes to, and shall procure that its Affiliates (to the extent necessary) will:

(i)

duly and properly prepare, audit, approve and duly deliver the documents related to the Financial Documents in each jurisdiction where the Company and the Subsidiaries are incorporated to the relevant auditors, corporate bodies and/or governmental Authorities, if so required, and any other document and filings for the purpose of duly preparing and delivering the Financial Documents to the Purchaser;

(ii)	promptly supply any additional information, data and document that may be requested to prepare and deliver the Financial Documents;

(iii)

keep the Purchaser regularly updated on the status of the process of collecting, preparing and delivering the Financial Documents and provide promptly to the Purchaser and its advisors all the documents and information concerning the Financial Documents.

(b)

The Seller shall use reasonable best efforts to promptly cooperate with the Purchaser to timely deliver the Financial Documents, and shall cause the Group Companies to, promptly provide the Purchaser with the information and documents relating to the Financial Documents as may be requested by the Purchaser.

6.	COMPLETION

6.1

Subject to fulfillment or waiver of the Conditions Precedent and without prejudice to Sections 4.4(e) and 5.3(b), Completion shall take place at the offices of Latham & Watkins, in Milan, Corso Matteotti 22, at 9:00 a.m. local time, on Completion Date, or at such other place, time and date as the Parties may thereafter agree in writing.

6.2	On Completion Date, the Parties shall meet and carry out the following activities (but not necessarily in the order set out here below):

(a)	Sale and Purchase of the Shares:

(i)	the Seller shall:

(A)	deliver to the Purchaser, which shall receive from the Seller, the certificates representing the Shares, duly endorsed in favor of the Purchaser, free and clear from Encumbrances; and

(B)

upon completion of the payment of the relevant Payoff Amounts pursuant to Section 6.2(a)(ii) below, (1) request the Agents and the Hedge Counterparties (as applicable) to (i) take any actions necessary to obtain the full unconditional release and discharge of the Group Companies, the Seller and its Affiliates from any and all obligations under the Existing Senior Facilities Agreement, the Existing Notes and the Existing Hedging Documentation on the Completion Date and (ii) once the Payoff Confirmation (Existing Senior Facilities Agreement), Payoff Confirmation (Existing Notes) and Close-out Release (Existing Hedging) have been delivered, to release the Existing Main Financing Liens and take any actions necessary to obtain the full unconditional release and discharge of the Group Companies, the Seller and its Affiliates from any and all obligations under the Indenture and the Existing Main Financing Liens on or promptly after the Completion Date, and (2) deliver to the Purchaser a copy of the Payoff Confirmation (Existing Senior Facilities Agreement), Payoff Confirmation (Existing Notes) and Close-out Release (Existing Hedging) and Existing Main Financing Liens Release;

(ii)	the Purchaser shall:

(A)	pay to the Seller an amount equal to the Cash Consideration minus the Escrow Amount in accordance with Section 3.1;

(B)	pay to the Escrow Agent the Escrow Amount in accordance with Section 3.3;

(C)	pay any stamp, transfer, notarial or similar Taxes, duties, notarial fees, costs, charges and expenses, including Tobin Tax, however due for the transfer of the Shares;

(D)

procure the payment of the Payoff Amounts (in the case of any Close-out Amount (Existing Hedging), only to the extent that such Close-out Amount (Existing Hedging) is due by the Company) either by paying the Payoff Amounts to the applicable Agent or Hedge Counterparty on behalf of the Company or by making such other arrangements satisfactory to it, the Seller and the Company for the payment of the Payoff Amounts in accordance with the applicable Existing Main Financing Documentation and, if applicable, Existing Hedging Documentation; and

(E)	provide a copy of the executed registration rights agreement to the Seller, substantially in the form attached as Schedule 6.2(a)(ii)(E).

(b)	Corporate Actions:

(i)	the Seller shall:

(A)	cause a director of the Company to duly record the transfer of the Shares in favor of the Purchaser on the stockholders’ ledger of the Company;

(B)

cause the members of the boards of directors of the Group Companies to be indicated in writing by the Purchaser to the Seller at least 20 Business Days prior to the Completion Date, and use its best efforts to cause all the statutory auditors and members of any control or supervisory body of the Group Companies to be indicated in writing by the Purchaser to the Seller at least 20 Business Days prior to the Completion Date, to resign effective from Completion Date (the “Resigning Directors and Auditors”), irrevocably waiving any right or claim they may have against the respective Group Company, except for payment of accrued remunerations or bonuses or reimbursement of costs and expenses, if any, payable to such Persons up to the date of the effectiveness of their resignations and deliver to the Purchaser the resignation letters, substantially in the form attached hereto as Schedule 6.2(b)(i)(B), executed by each relevant Resigning Director and Auditor;

(C)

deliver to the Purchaser the letters signed by the members of the boards of directors of the Group Companies that are not Resigning Directors whereby they undertake to resign if so required by the Purchaser in the 6 (six) months following the Completion Date, irrevocably waiving any right or claim they may have against the respective Group Company in connection with their roles as directors of the respective Group Company, except for payment of accrued remunerations or bonuses or reimbursement of costs and expenses, if any, payable to such Persons up to the date of the effectiveness of their resignations, or for other form of remuneration due in connection with their employment agreements, if any;

(D)

provide reasonable evidence of resolutions adopted to terminate, effective as of no later than the day prior to the Completion Date, any 401(k) profit-sharing plan implemented at the level of Lima USA Inc.

(ii)	the Purchaser shall:

(A)

procure that an ordinary shareholders’ meeting of the Company is validly held on Completion Date, immediately after completion of the sale and purchase of the Shares pursuant to Section 6.2(a), in a form to be agreed between the Parties, to resolve upon (I) the acceptance of the resignations of the resigning directors and, if applicable, statutory auditors of Company, (II) the waiver of any liability action against the resigning directors and statutory auditors of the Company, to the maximum extent permitted under applicable Law, in connection with their activity as directors or statutory auditors, if applicable, from their first appointment until the Completion Date, substantially in line with the resolution attached under Schedule 6.2(b)(ii)(A); and (III) the appointment of the new directors and new statutory auditors in lieu of the resigning ones as notified by the Purchaser within 5 (five) Business Days prior to the Completion Date;

(B)	deliver to the Seller an indemnity and hold harmless letter, addressed to the Resigning Directors and Auditors, substantially in the form attached hereto as Schedule 6.2(b)(ii)(B).

(c)	Other Deliveries:

(i)	the Seller shall terminate the Emil Consultancy Agreement with no remaining costs or liabilities for the Company;

(ii)	the Seller shall cause the Company to terminate the Emil Consultancy Agreement with no remaining costs or liabilities for the Company;

(iii)	the Parties shall execute and exchange the Escrow Agreement with the Escrow Agent; and

(iv)

the Seller and the Purchaser shall execute and deliver, or cause to be executed and delivered, all other previously undelivered items required to be delivered on the Completion Date pursuant to this Agreement, or in connection herewith or that may reasonably required by the Law in order to complete the transactions contemplated under this Agreement.

6.3

All actions and transactions constituting the Completion shall be regarded as a single transaction so that, at the option of the Party having an interest in the carrying out of a specific action or transaction, no action or transaction shall be deemed to have taken place if and unless all other actions and transactions constituting the Completion shall have taken place. The Parties acknowledge the essential nature of this provision.

6.4

The execution of the Completion shall not affect, and shall not have any novative effects (effetto novativo) on the rights and obligations of the Parties provided for in this Agreement, which shall remain effective as stated herein after the Completion without any requirement for the Parties to reiterate or otherwise confirm their commitment with respect thereto.

6.5

For the avoidance of doubt, the Parties agree that, notwithstanding anything to the contrary in Article 1360, first paragraph, of the Italian Civil Code, the sale and purchase of the Shares will occur at Completion upon completion of all activities set forth herein to be performed thereby and with effect as of the Completion Date.

6.6

If any of the Parties fails to comply with any of the obligations set forth under Section 6.2 on the Completion Date, the non-defaulting Party may, at its discretion and without prejudice to any other right and remedy under this Agreement and applicable Laws:

(a)	defer Completion up to a maximum period of 30 days; or

(b)	waive all or any such act or obligation and proceed to Completion to the extent practicable; or

(c)

terminate this Agreement pursuant to Article 1456 of the Italian Civil Code – unless the breach has been cured by the defaulting-party within 10 (ten) Business Days to the other Party’s reasonable satisfaction – by notice in writing to the other Party, but only in circumstances where the: (i) Purchaser has not complied with its obligations under Section 6.2(a)(ii) and 6.2(b)(ii); or (ii) Seller has not complied with its obligations under Section 6.2(a)(i).

6.7

On the Initial Stock Consideration Issuance Date, the Parties shall meet, and the Purchaser shall duly issue and deliver, free and clear from Encumbrances (other than restrictions arising under the SPA and the applicable securities Laws), the Initial Stock Consideration to the Seller, if and to the extent due pursuant to Schedule 3.1(d).

6.8

On the Final Stock Consideration Issuance Date, the Parties shall meet, and the Purchaser shall duly issue and deliver, free and clear from Encumbrances (other than restrictions arising under the SPA and the applicable securities Laws), the Final Stock Consideration to the Seller, if and to the extent due pursuant to Schedule 3.1(d).

7.	REPRESENTATIONS AND WARRANTIES BY THE SELLER

7.1

The Seller makes to the Purchaser the following representations and warranties (the “Seller Representations and Warranties”), which shall be true and correct as of the Signing Date and as at the Completion Date, except for those Seller Representations and Warranties which are made as of a particular date, which shall be true and correct as of such date.

(a)	Organization and Capacity of the Seller

(i)

The Seller is a company duly organized and validly existing under the Laws of its jurisdiction of incorporation, with the requisite power and authority to enter into and perform its obligations under this Agreement.

(b)	Authorizations

(i)	This Agreement constitutes valid and binding obligations of the Seller in accordance with its respective terms.

(ii)

The Seller has taken all corporate resolutions and other corporate or other requisite actions necessary to grant the signatories of this Agreement the appropriate powers to make the execution of this Agreement binding and enforceable on it and to undertake and perform all its obligations provided in this Agreement.

(c)	No Conflicts and Consents

(i)

The execution and delivery by the Seller of this Agreement and of any other agreement to be entered into by the same in relation thereto, the performance of the obligations of the Seller under them, as well as the consummation of the transactions contemplated hereby do not violate or conflict with any provisions of the by-laws of the Seller and/or any agreement and/or instrument to which the Seller is party, or any Law and/or Order by which the Seller is bound.

(ii)

Without prejudice to the Relevant Regulatory Approvals and GP Law Clearance, all authorizations from and notices or filling with to any Authority that are necessary to enable the Seller to execute, deliver, perform its obligations under this Agreement or any other agreement to be entered into by it in relation thereto (if any) have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

(d)	Organization of the Group Companies

The Group Companies are duly incorporated and validly existing under the Laws of their respective jurisdiction of incorporation.

(e)	Corporate Capital of the Company and Interests in other companies

(i)

The share capital of the Company, validly issued and fully paid-in, is equal to Euro 9,868,179.30 (nine million eight hundred sixty eight thousand one hundred seventy nine/thirty) and is represented by no. 9,989,718 (nine million nine hundred eighty nine thousand seven hundred eighteen) ordinary shares, with no express par value. The Shares constitute and represent 100% of the corporate capital of the Company.

(ii)	The Group Companies do not own, directly or indirectly, any equity interest in any Person except as disclosed in Schedule (A).

(f)	Title

(i)

The Seller has full title to Shares, which are validly issued, fully paid-in and are free and clear of any Encumbrances, other than the Existing Security Package under the Existing Main Financing Documentation.

(ii)

The Company has full title to all the Material Subsidiaries’ Shares, which are validly issued, fully paid-in and are free and clear of any Encumbrances, other than the Existing Security Package under the Existing Main Financing Documentation.

(iii)

There are no options, convertible bonds, warrants, conversion or subscription rights or agreements of any kind with third parties for the purchase of the Shares or of the Material Subsidiaries’ Shares, or the issuance of new or sale of any new shares, convertible bonds, or any other instrument convertible into or exchangeable for any shares of the Company and/or any Material Subsidiary, or to repurchase or redeem any of the shares of the Company and/or of any Material Subsidiary. The Seller has not received any notice of any claim by any Person entitled to any of the foregoing in respect of the Shares and/or of the Material Subsidiaries’ Shares.

(g)	Standing of the Seller and of the Material Group Companies

(i)

For the purposes of this paragraph, the term “Insolvency Proceedings” means any form of bankruptcy, liquidation, judicial liquidation (liquidazione giudiziale), receivership, extraordinary administration (amministrazione straordinaria), compulsory administrative winding-up (liquidazione coatta amministrativa), extraordinary administration of large companies in insolvency (amministrazione straordinaria delle grandi imprese in stato di insolvenza), arrangement or scheme with creditors (concordato), restructuring plan subject to homologation (piano di ristrutturazione soggetto a omologazione), simplified arrangement with creditors for the liquidation of the assets (concordato semplificato per la liquidazione del patrimonio) restructuring agreement (accordo di ristrutturazione) or recovery plan (piano di risanamento), moratorium, agreement for the restructuring of the debt, including a standstill agreement (convenzione di moratoria), agreement in execution of a recovery plan (accordo in esecuzione di un piano di risanamento), negotiated composition with creditors (composizione negoziata della crisi), whether in the jurisdiction of the place of incorporation or in any other jurisdiction, whether in or out of court, or equivalent or similar proceedings, agreements or legal concepts pursuant to the applicable Laws.

(ii)	The Seller and/or any of the Material Group Companies or any part of their assets or undertakings are not involved in or subject to any Insolvency Proceedings.

(iii)

The Seller and/or any of the Material Group Companies have not stopped or suspended payment of their debts without justified reasons, become generally unable to pay their debts or otherwise become insolvent in any relevant jurisdiction.

(iv)

There are no circumstances which require or would enable any Insolvency Proceedings to be commenced in respect of the Seller and/or any of the Material Group Companies or any part of their assets or undertakings.

(v)

No unsatisfied judgment, order or award is outstanding against the Seller and/or any of the Material Group Companies, no written demand for the opening of Insolvency Proceedings has been made against the Seller and/or any of the Material Group Companies and no conservatory or executory seizure or similar procedures are pending or threatened against any asset of the Seller and/or any of the Material Group Companies.

(vi)

No circumstances have arisen which entitle any Person to take any action, appoint any Person, commence proceedings or obtain any order of the type mentioned in the subparagraphs above in any relevant jurisdiction with respect to the Seller and/or any of the Material Group Companies.

(vii)

There are no transactions capable of being set aside, stayed, reversed, avoided or affected in whole or in part by any Insolvency Proceedings in relation to the Seller and/or any of the Material Group Companies or any of their assets or undertakings (whether or not such proceedings have commenced) whether as transactions at undervalue, in fraud of or against the interests of creditors, preferences or Paulian actions or similar concepts or legal principles.

(h)	Stock Consideration

(i)

The Seller is acquiring the shares of the Purchaser Common Stock to be issued as Stock Consideration as principal for its own account and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such shares. The Seller understands that such shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Laws and is acquiring such shares as principal for its own account and not with a view to or for distributing or reselling, transferring, pledging, hypothecating or otherwise disposing of such shares or any part thereof in violation of the Securities Act or any applicable state securities Law, or any applicable foreign securities Laws, except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state securities Law, or exempt from any comparable registration requirement. In this regard, the Seller is aware of the provisions of Rule 144, promulgated under the Securities Act, which in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof (or from an Affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. The Seller further acknowledges that if an exemption from registration or qualification requirements is available, it may be conditioned on various requirements, including but not limited to, the time and manner of sale, the holding period of the shares to be issued as Stock Consideration, and on the requirements relating to the Seller which are outside the Purchaser’s control, and which the Purchaser is under no obligation and may not be able to satisfy.

(ii)

The Seller (or its beneficial owners) is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) and is capable of evaluating the merits and risks of its investment in the Purchaser Common Stock and of making an informed investment decision. The Seller represents and warrants to the Purchaser that it has sufficient knowledge and experience in financial and business matters to be capable of bearing the economic risks of such investment, including a complete loss of its investment, and has been given an opportunity to ask questions and receive answers from the Purchaser regarding the Purchaser and the terms and conditions of the issuance of the Stock Consideration and to obtain any additional information the Seller, its Affiliates or any of its Representatives deems relevant to make an informed investment decision, and acknowledges that neither such inquiries nor any other investigation conducted by or on behalf of the Seller, its Affiliates or any of its Representatives shall modify, amend or affect the Seller Representation and Warranties.

(iii)

The Seller represents and warrants that the Seller’s beneficial ownership of the Purchaser Common Stock issued as Stock Consideration will not violate any applicable foreign securities Laws or other Laws of the Seller’s jurisdiction in connection with any invitation to subscribe to the Purchaser Common Stock, including but not limited to, (a) the legal requirements within the Seller’s jurisdiction for the subscription of the Purchaser Common Stock, (b) any foreign exchange restrictions applicable to such subscription, (c) any required regulatory or governmental approvals or consents that may need to be obtained, and (d) any income tax or other tax consequences that may be relevant to the Seller’s beneficial ownership of the Purchaser Common Stock.

(iv)

The Seller understands that the Stock Consideration has not been registered under the Securities Act and the shares of Stock Consideration are being issued in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of its investment intent as expressed herein.

7.2

The Seller Representations and Warranties are in lieu of any other representations and warranties however provided under applicable Law and constitute, save as otherwise provided for in this Agreement, all of the representations and warranties made by the Seller in connection with the transactions contemplated by this Agreement and the Transaction. Nor the Seller nor any of its Affiliates or Representatives nor the Group Companies make any representations, give any warranties or undertake any commitments, express or implied, with reference to the Group Companies, their assets, businesses, liabilities or operations, the Shares and more in general the Transaction, other than those expressly and specifically given in this Agreement.

7.3

Without limiting the generality of Section 7.2, the Seller does not make any representation nor gives any warranty as to the business prospects of the Group Companies, or as to the accuracy or completeness of any estimate, evaluation, projection, business plan, budget, forecast, forward looking statement provided by the Seller, any of its or the Group Company’s Affiliates or Representatives, to the Purchaser and/or its Affiliates and/or Representatives. The Purchaser acknowledges that it has made its own assessment of the future prospects of the Group Company and it is sufficiently experienced and properly advised to make an informed independent judgment with respect thereto.

7.4

The Parties expressly agree that the content and scope of the Seller Representations and Warranties (and, therefore, any relevant indemnification in favor of the Purchaser) shall be limited by (i) the restrictions and qualifications which are set out in this Agreement, and (ii) any information Fairly Disclosed in the Disclosed Information, which shall constitute an exception to all the Seller Representations and Warranties, irrespective of the fact that such information are expressly repeated or mentioned in relation to one or more Seller Representations and Warranties.

7.5	Each of the Seller Representations and Warranties is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited:

(a)	by any other Seller Representation and Warranty; or

(b)	by any other term in this Agreement.

7.6

The Seller until the Completion Date shall promptly notify the Purchaser of any matter or circumstance which results in any of the Seller Representations and Warranties being untrue or incorrect as at the Signing Date and/or as at the Completion Date of which the Seller became aware before the Completion Date, specifying that matter or circumstance in reasonable detail. In this event, the Seller shall use its best effort to cure the relevant breach in its entirety prior to the Completion Date.

7.7

The Seller represents and warrants to the Purchaser that no broker, finder, investment banker or other Person is entitled to any brokerage, finders’ or other fee from the Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement under any arrangements made by the Seller, or any of its Affiliates or any of its Group Companies.

8.	REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

8.1

The Purchaser makes to the Seller the following representations and warranties, which shall be true and correct as of the Signing Date and as at the Completion Date, except for those representations and warranties which are made as of a particular date, which shall be true and correct as of such date.

(a)

The Purchaser is a company duly organized, validly existing and in good standing under the laws of Delaware with the requisite power and authority to enter into and perform its obligations under this Agreement.

(b)	This Agreement constitute a valid and binding obligation of the Purchaser in accordance with its respective terms.

(c)

The Purchaser has taken all corporate resolutions and other corporate or other requisite actions necessary to grant the signatories of this Agreement the appropriate powers to make the execution of this Agreement binding and enforceable on the Purchaser and to undertake and perform all the obligations of the Purchaser provided in this Agreement.

(d)

Except for the Relevant Regulatory Approvals and the GP Law Clearance, assuming the accuracy of the representations and warranties of the Seller set forth in Section 7, the execution of this Agreement and the consummation by the Purchaser of the Transaction do not require any filings with, or approval or other authorization by, any Authority, other than approval by the NYSE of the listing of the shares of Purchaser Common Stock representing Stock Consideration.

(e)

The execution and delivery by the Purchaser of this Agreement and of any other agreement to be entered into by the same in relation thereto, the performance of the obligations of the Purchaser under them, as well as the consummation of the transactions contemplated hereto, including the issuance and delivery of the Stock Consideration, do not violate any provisions of the certificate of incorporation or by-laws of the Purchaser, any agreement and/or instrument to which the Purchaser is a party, or any Law and/or Order by which the Purchaser is bound.

(f)

On the Completion Date, the Purchaser will have sufficient funds available to it on an unconditional basis to consummate the Transaction contemplated under this Agreement, to pay in full the Cash Consideration and the Payoff Amounts due by the Company (including all other necessary payments, fees, costs (including break costs), and expenses) in accordance with the provisions of this Agreement and the Transaction Documents, and to meet its other obligations at Completion under this Agreement, and to obtain the full and unconditional release and discharge of the Seller and its Affiliates from any and all its obligations towards the relevant financing institutions and noteholders (including any agents, security agents and/or trustees) in relation to the Existing Senior Facilities Agreement, the Existing Notes, the Existing Hedging Documentation and the Existing Main Financing Liens, as well as to make all other necessary payment, and pay all other fees and expenses, in accordance with the provisions of this Agreement and the Transaction Documents.

(g)

No broker, finder, investment banker or other Person is entitled to any brokerage, finders’ or other fee from the Seller or its Affiliates in connection with the transactions contemplated by this Agreement under any arrangements made by the Purchaser or any of its Affiliates.

(h)

As of the Signing Date the Purchaser has no actual knowledge of an actual breach of the Seller Representations and Warranties nor it is aware of any circumstances which would legitimate the notification of a Claim to the Seller under Section 9 and 10.

(i)

As of the Completion Date, the shares of Purchaser Common Stock to be issued as part of the transactions contemplated by this Agreement, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights and will effectively vest in Seller good title to such securities, free and clear of all Encumbrances (other than restrictions arising under applicable securities Laws and the terms of this Agreement).

(j)

Assuming the accuracy of the Seller’s representations and warranties set forth in Section 7.1(h), no registration under the Securities Act is required for the issuance and delivery of the Purchaser Common Stock as Stock Consideration to the Seller.

(k)

The Purchaser has filed all required reports, proxy statements, forms, and other documents required to be filed by the Purchaser under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the United States Securities and Exchange Commission (the “SEC”) since January 1, 2022 (collectively, the “SEC Documents”). Each of the SEC Documents, as of its respective filing date complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been amended, revised or superseded by a later filed SEC Document filed and publicly available prior to the Signing Date, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Purchaser and its consolidated subsidiaries included in or incorporated by reference into the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (ii) were prepared in accordance with generally accepted accounting principles in the United States, as in effect from time to time, applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of income, their operations and cash flows of the Purchaser and its consolidated subsidiaries for the periods then ended (subject, in the case of unaudited quarterly statements, to the absence of footnote disclosures and normal year-end audit adjustments).

(l)

The authorized capital stock of the Purchaser consists of 133,333,333 shares of the Purchaser Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share, of the Purchaser (the “Purchaser Preferred Stock”). As of June 30, 2023 (the “Capitalization Date”), the Purchaser’s disclosure of its issued and outstanding capital stock in its most recent SEC Documents containing such disclosure was accurate in all material respects as of the date indicated in such SEC Document. All of the issued and outstanding shares of the Purchaser’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. No Person is entitled to preemptive or similar statutory or contractual rights with respect to the issuance by the Company of any securities of the Purchaser, including, without limitation, the shares of Purchaser Common Stock representing Stock Consideration. Except for equity-incentive awards approved pursuant to Purchaser stock-based compensation plans described in the SEC Documents and securities exercisable for, convertible into or exchangeable for shares of capital stock of the Purchaser disclosed in the SEC Documents, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Purchaser is or may be obligated to issue any equity securities (or securities convertible into equity securities) of any kind, except as contemplated by this Agreement. As of the Capitalization Date, except as set forth in this Agreement or the SEC Documents, there are no outstanding contractual obligations of the Purchaser (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to the Purchaser Common Stock.

(m)	Purchaser is not, nor has it ever been, classified as a US Real Property Holding Company within Treasury Regulation 1.897-2.

(n)	Except as expressly provided in this Section 8.1, the Purchaser does not make any other express or implied representations or warranties to the Seller.

8.2

The Purchaser shall indemnify the Seller in respect of any Losses as a consequence of any of the representations and warranties made by the Purchaser under Section 8.1 being untrue or incorrect. The Purchaser’s indemnification obligations under this Section shall be determined on a Euro by Euro basis and shall last for 12 (twelve) months starting from the Completion Date. From the Signing Date, the Purchaser’s indemnification obligations under this Section constitutes the sole remedy of the Seller for any breach of any of the representations and warranties made by the Purchaser under Section 8.1, except in case of fraud (dolo).

8.3	It is understood that Sections 9 and 10 shall apply mutatis mutandis to the Purchaser’s indemnification obligations under this Section.

9.	INDEMNIFICATION BY THE SELLER

9.1

In addition and without prejudice to the provisions under Schedule 9.1 from and after Completion Date and subject to Completion having occurred, on the terms and subject to the exclusions, deductions and limitations under this Agreement (including this Section 9), the Seller shall indemnify the Purchaser and/or, at the Purchaser’s sole discretion, any Group Company, in respect of any Losses incurred or suffered by the Purchaser and/or any Group Company as a consequence of any of the Seller Representations and Warranties being untrue or incorrect (the “Seller Indemnification Obligations”).

9.2

Any payment made in respect of the Seller Indemnification Obligations, the specified indemnification matters set forth in Schedule 4.8 and Schedule 9.1 shall be treated for Tax purposes, to the maximum possible extent under applicable Laws, as an adjustment of the Purchase Price.

9.3	The Seller acknowledges and agrees that all Seller Indemnification Obligations shall be grossed-up of all relevant Taxes due by the Purchaser and/or any Group Company.

9.4	To the maximum extent permitted by Law, except in case of fraud (dolo):

(a)

the Seller Indemnification Obligations are the sole remedy available in relation to any breach by the Seller of any Seller Representations and Warranties; therefore, it shall be excluded any other right, action, remedy, defense, exception, claim or means of protection however available (also pursuant to any applicable Law) on any party in relation thereto; and

(b)

the Purchaser shall not have the right to rescind or terminate this Agreement (including under Article 1467 of the Italian Civil Code) or – following the fulfillment of the Conditions Precedent (or the waiver in writing by the Parties pursuant to this Agreement) – refuse to effect Completion or perform its obligations set forth under this Agreement, prior to, on or after the Completion Date, in the event of a breach of any of the Seller Representations and Warranties.

9.5

The Parties hereby acknowledge and agree that the Seller Representations and Warranties and the Seller Indemnification Obligations are autonomous obligations and any right or remedy arising under this Agreement and shall not be subject to the statute of limitation periods and forfeiture restrictions provided under Articles 1495 and ff. of the Italian Civil Code but shall be governed exclusively by the provisions of this Agreement.

9.6	The Seller Indemnification Obligations shall be subject to the following exclusions, deductions and limitations.

(a)	Time Limitations

To the maximum extent permitted under applicable Laws, except for cases of fraud (dolo) the Seller shall in no case be liable in relation to the Seller Indemnification Obligations, in relation to Losses which are notified to the Seller in accordance with Section 10 after the expiry of the 1st (first) anniversary following the Completion Date. The Seller Indemnification Obligations shall survive the expiration of the above time limits respectively in respect of any actual or alleged breach of the Seller Representations and Warranties which – prior to the expiry of the terms above – constituted the subject matter of a Notice of Claim under Section 10 and shall last until a final resolution on any such actual or alleged breach is reached and the relevant amount of the Seller Indemnification Obligation (if any and as applicable) is duly paid. It is understood that, in case of fraud (dolo), the indemnification right of the Purchaser pursuant to this Section 9.6(a) shall be enforceable until expiration of the applicable period of the ordinary statute of limitation.

(b)	Monetary Limitations

The maximum aggregate liability of the Seller for Seller Indemnification Obligations shall be limited to the Purchase Price, save in case of fraud (dolo).

(c)	Seller’s Disclosure

Without prejudice to Section 7.4, the Seller shall not be liable under this Agreement in respect of any Claim to the extent that the facts, circumstances or matters giving rise to any such Claim are Fairly Disclosed in the Disclosed Information.

(d)	Specific Reserves

The Seller shall not be liable under the Seller Indemnification Obligations for a Loss if and to the extent that any reserve or provision is provided for with specific regard to the facts, circumstances or matters giving rise to the Loss in (i) the relevant Group Company’s 2022 financial statements, or (ii) the Group’s 2022 consolidated financial statements, within the limit of the amount of such specific reserve or provision.

(e)	Contingent Liabilities

No payment shall be made by the Seller in relation to the Seller Indemnification Obligation in respect of contingent Loss, unless such contingent Loss: (a) has become an actual Loss and have accrued and actually borne by the Purchaser and/or the Group Companies; or (b) with reference to any Loss arising from any Claim from a third party, has become an actual Loss on the basis of an immediately enforceable Order (even of a provisional nature or subject to appeal).

(f)	No Double Recovery

In no event there shall be a duplication of indemnification with respect to a breach of any of the Seller Representations and Warranties. In case Seller has indemnified the Purchaser for a Loss suffered or incurred by the Company or the Subsidiaries the correspondent Loss suffered by the Purchaser because of the diminished value of the participation will not constitute a Loss to be indemnified.

(g)	Other Limitations and Deductions

(i)	The amount due by the Seller in relation to the Seller Indemnification Obligations with reference to a Claim shall be set-off or reduced:

(A)

by any amount that the Purchaser and/or any Group Company has actually received from third parties (including insurers and third parties indemnified under a Third Party Claim who are returning back any relevant payment to the Group Companies or the Purchaser for whatever reason) with reference to the matter which is the subject of the request for indemnification, net of costs and expenses incurred in obtaining such payment (including those incurred in connection with litigation required therefor, to the extent that such costs and expenses have not been actually recovered from the relevant third party). To this regard, it is understood that if the Seller pays to the Purchaser an amount in discharge of a Claim and then the Purchaser and/or any Group Company subsequently receives from a third party (including insurers and third parties indemnified under a Third Party Claim who are returning back any relevant payment to the Group Companies or the Purchaser for whatever reason) a sum which is referred to such Claim or to its subject matter, the Purchaser shall promptly repay to the Seller an amount equal to the sum received by them net of costs and expenses incurred in obtaining such payment (including those incurred in connection with litigation required therefor, to the extent that such costs and expenses have not been actually recovered from the relevant third party);

(B)

for an amount equivalent to any Tax benefit or deduction actually applied by to the Purchaser and/or any Group Company in connection with the indemnification of the Loss in any given fiscal year in which such Tax benefit or deduction may first be taken;

(C)

to the extent that a Loss is directly caused by an act, decision or omission of the Purchaser and/or any of Group Companies, in which case the Loss indemnifiable would be reduced to the amount of the Loss which would have been suffered or incurred by the Purchaser and/or any Group Company without the occurrence of such act, decision or omission;

(D)

to the extent that the Loss arises from, or is increased as a result of (1) any change in applicable Laws and/or in the interpretation of any existing Law and/or the issuance of any new Law, following the Signing Date to the extent such change was not already known to occur before the Signing Date (whether or not the change purports to be effective retrospectively, in whole or in part); and/or (2) any change after the Signing Date (not caused by the Seller and/or any Group Company) in the accounting or taxation methods (including consolidation methods), principles, policies and/or rules (as applicable), Tax reporting or accounting practice or the length of any accounting period for accounting or Tax purposes.

(ii)

The Seller shall not be liable for any Loss suffered or incurred by the Purchaser, the Company and/or any Group Company as a result of any breach of the Seller Representations and Warranties on the basis of multiples, financial formulas or any other financial criteria or assumptions used, also implicitly, by the Purchaser in order to evaluate the Group Companies and/or the Shares or to determine the Purchase Price.

9.7	In addition and without prejudice to the provisions under this Section 9, the provisions under Schedule 9.1 shall apply.

9.8

The Parties acknowledge and agree that on the date hereof the Purchaser executed the W&I Insurance Policy for the purposes of obtaining coverage, subject to the limits of the W&I Insurance Policy, of any Loss deriving from any untruthfulness or incorrectness of the Seller Representations and Warranties. The Purchaser agrees that it will seek recovery, subject to the limits of the W&I Insurance Policy, in respect of any Loss deriving from any untruthfulness or incorrectness of the Seller Representations and Warranties under the W&I Insurance Policy.

9.9

On the Completion Date, the Seller shall put in escrow with the Escrow Agent an amount equal to Euro 18,195,971.00 (eighteen million one hundred ninety-five thousand nine hundred seventy-one/00) (the “Escrow Amount”) in order to secure payment of the Seller’s indemnification obligations pursuant to the specified indemnification matters set forth in Schedule 9.1. The Escrow Amount shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement from the Completion Date until the release of the Escrow Amount in accordance with the Escrow Agreement.

9.10

The Seller shall be entitled to be replaced at any time by any of its Affiliates (the “New Obligor”) in respect of its indemnification obligations under Schedule 9.1 with full release of the Seller against the Purchaser of any obligation thereunder, as well as in respect of the Seller’s right to the release of the Escrow Amount. For the purpose of this Section 9.10 the term “Affiliate” shall include any member of the EQT AB group or any fund managed or advised by any member of such group or any general partner or fund manager of a fund managed or advised by any member of the EQT AB group. For such purpose, the Purchaser, if so reasonably required by the Seller, shall execute an assumption and release agreement with the Seller and the New Obligor in order to transfer the rights and obligations of the Seller in respect of Schedule 9.1 to the New Obligor, in accordance with article 1273, paragraphs 1 and 2, of the Italian Civil Code.

10.	INDEMNIFICATION PROCEDURE

10.1

The Party seeking indemnification under, as the case may be, Section 8 or Section 9, shall be known as the “Indemnified Party”, and the Party from whom indemnification is sought shall be known as the “Indemnifying Party”.

10.2

No later than 60 (sixty) Business Days after the Indemnified Party first becomes aware of any Loss in respect of which an Indemnifying Party may be liable under this Section 10, the Indemnified Party shall give notice thereof (the “Notice of Claim”), to the Indemnifying Party. Without prejudice to the time limitations indicated in Section 9.6(a) above, any failure by the Indemnified Party to give the Notice of Claim shall not limit the Indemnified Party’s right to indemnities nor limit the Indemnifying Party’s liability for any Claim, provided that the failure of the Indemnified Party to send a Notice of Claim within the abovementioned 60 Business Days term has not caused forfeitures (decadenze) upon the Indemnifying Party with reference to the relevant Claim indicated in the Notice of Claim. In any case, the Indemnifying Party shall not be liable for any increase of the Losses suffered by the Indemnified Party as a consequence of the failure of the Indemnified Party to send the Notice of Claim within the above 60-day term. The Notice of Claim shall set forth the details of the legal and factual basis of the Claim for such Loss and the amount that may be due under this Section 10.

10.3	The Parties shall attempt to mutually and amicably resolve the dispute within 20 (twenty) Business Days of receipt by the Indemnifying Party of a Notice of Claim.

10.4

In the event that the Indemnifying Party agrees in writing upon the validity and amount of a Claim, such amount shall become payable and the Indemnifying Party shall pay it to the Indemnified Party according to Section 10.7 below.

10.5

In the event, instead, that the Parties do not reach a mutual amicable solution during the 20 (twenty) Business Days period under Section 10.3, the Claim shall be deemed not accepted by the Indemnifying Party and the dispute shall be resolved by arbitration pursuant to Section 17 upon initiative of either Party.

10.6

With respect to any claim which arises as a result of a claim by a third party (a “Third Party Claim”), the Indemnified Party shall, to the extent permitted by applicable Law, assume the defense of any such Third Party Claim and shall, at all times and to the maximum extent possible (except to the extent that the disclosure of any information may prejudice a Party’s legal or professional privilege), keep the Indemnifying Party timely informed of the status of such Third Party Claim and the proceedings related thereto, it being understood that (i) the Indemnifying Party shall have the right to participate and, to the maximum extent permitted by Law, join, at its own costs, by counsel of its choice, the defence of any such Third Party Claim, and (ii) the Indemnified Party shall properly and diligently defend against any Third Party Claim. The Indemnified Party shall, to a reasonable extent, (i) consult the Indemnifying Party with respect to the handling of such Third Party Claim, and (ii) consider the observations of the Indemnifying Party, it being understood that, in any case, any observation reasonably provided by the Indemnifying Party and its advisors shall be evaluated in good faith by the Indemnified Party also in order to minimize the Losses of the Indemnifying Party. Any settlement relating to a Third Party Claim shall be made by the Indemnified Party with the prior written consent of the Indemnifying Party, who shall act in good faith taking into account also the interests of the Group Companies and shall not unreasonably withheld or delay such consent. It is understood that if a firm monetary settlement offer relating to a Third Party Claim is made, the Indemnified Party shall promptly inform the Indemnifying Party of such firm offer and, in the event that the Indemnifying Party is willing to accept the firm offer but the Indemnified Party is not, then the Indemnifying Party’s liability in respect of the relevant matters will be limited to the amount of the proposed settlement.

10.7

The Indemnified Party will be entitled to enforce a Claim against the Indemnifying Party (and the Indemnified Party shall pay to the Indemnified Party the relevant amount within 10 (ten) Business Days) as soon as it becomes a Determined Claim for the relevant amount and, even though the Claim is not a Determined Claim, in the event the Indemnified Party (and, in case the Indemnified Party is the Purchaser, also any of the Group Companies) is requested by an immediately enforceable order, ruling, judgment, even provisional and subject to appeal of any competent Authority, including the Revenue Agency (Agenzia delle Entrate) and any Court or Tribunal, to pay any amount to third parties.

11.	DIRECTORS, STATUTORY AUDITORS AND REPRESENTATIVES

To the maximum extent permitted under applicable Law, the Purchaser hereby:

(a)

irrevocably and unconditionally undertakes not to (and to cause its Affiliates and the Group Companies not to) make or bring any request of indemnification, action, claim or litigation (including, pursuant to Articles 2393, 2393 bis and 2395 of the Italian Civil Code) against the directors and statutory auditors of the Group Companies as well as the members of the advisory board of the Seller (jointly, the “Indemnified Persons”), in each case based on any act or omission by any of the Indemnified Persons in their respective roles of directors and statutory auditors from their first appointment until (and including) the Completion Date, except in case of fraud (dolo);

(b)

irrevocably and unconditionally agrees and undertakes to keep fully harmless and indemnify any Indemnified Persons from and against any request of indemnification, action, claim or litigation (including for any possible claim based on Articles 2393, 2393 bis, and 2395 of the Italian Civil Code) based on any act or omission by any of the Indemnified Persons in their respective roles of directors and statutory auditors from their first appointment until (and including) the Completion Date which is made or brought by the Group Companies, the Purchaser, its Affiliates or any of their respective directors, managers, officers or employees, except in case of fraud (dolo);

(c)	undertakes, also according to Article 1381 of the Italian Civil Code not to allow any Purchaser’s Affiliate to take any action in conflict with this Section 11.

The Purchaser acknowledges that the provisions set forth in this Section 11 are also for the benefit, and are in the direct interest, of the Indemnified Persons and such provisions shall become effective and irrevocable upon Completion without need for express acceptance (dichiarazione di volerne profittare) pursuant to Article 1411 of the Italian Civil Code by the Indemnified Persons.

12.	NON-SOLICITATION AND NON-DISCLOSURE

12.1	Non-Solicitation

(a)

For a period of 24 (twenty-four) months as from the Completion Date, the Seller (i) undertakes not to, and shall procure that each of the members of its board of directors and advisory board will not directly or indirectly, hire, offer to hire, divert or in any way persuade or attempt to persuade any director, key employee, consultant, agent, business broker (procacciatore d’affari) customer or supplier of any Group Company or otherwise pertaining to the Business to terminate or interrupt their employment relationships or other forms of relationship with any Group Company, (ii) shall procure that the members of the Seller Deal Team will not directly hire, offer to hire, divert or in any way persuade or attempt to persuade any director, key employee or key consultant of any Group Company to terminate or interrupt their employment relationships with any Group Company.

(b)

The foregoing shall not restrict the employment of any person by the Seller or any of the members of its board of directors and advisory board or by any of the members of the Seller Deal Team as a result of that person responding independently to a published general recruitment advertisement or a firm engaged to conduct an employment search that is not specifically directed at such person.

12.2	Confidential Know-how

With respect to the know-how of the Group Companies (the “Confidential Know-How”):

(a)	the Seller acknowledges and agrees that:

(i)	neither the Seller nor its Affiliates have any rights over the Confidential Know-How;

(ii)	the secrecy and confidentiality of the Confidential Know-how is of essence for the Business of the Group Companies going forward;

(b)

the Seller undertakes not to, and shall procure that each of its Affiliates and Related Parties does not, disclose, use and/or make available, in any manner whatsoever, the Confidential Know-how to any third parties.

12.3	Acknowledgement

The Seller acknowledges and agrees that each of the above “non-solicitation” and “non-disclosure” obligations under Paragraphs 12.1 and 12.2 are fair and reasonable and that the Purchase Price and the other payments pursuant to this Agreement constitute a fair and full satisfactory compensation for their entering in said “non-solicitation” and “non-disclosure” obligations and for any limitations to its future activities arising thereof.

12.4	Liquidated damages (clasuola penale)

(a)

In case of failure to comply with the “non-solicitation” and/or “non-disclosure” undertakings set forth above, respectively, in Sections 12.1 and 12.2, the Seller shall pay to the Purchaser, as a liquidated damages compensation (clausola penale) under Article 1382 of the Italian Civil Code, Euro 500,000 (five hundred thousand) per breach, without prejudice to the Purchaser’s right to seek further damages.

(b)

By agreeing on liquidated damages in the event of a violation of any of the “non-solicitation” and/or “non-disclosure” undertakings under Paragraphs 12.1 and 12.2, other claims of the Purchaser whose rights are infringed, are not barred; such rights may include an action for cease and desist, an action to pay damages in excess of the contractual liquidated damages.

13.	FINANCING COOPERATION

13.1

Prior to the Completion, the Seller (a) shall use its reasonable best efforts to provide to the Purchaser, (b) shall cause the Company and its Subsidiaries and its and their respective officers, directors and employees to use reasonable best efforts and (c) shall use its reasonable best efforts to direct its and their respective Representatives to use reasonable best efforts to provide to the Purchaser, to the extent required by Section 13.3, at the Purchaser’s sole expense, any and all reasonable cooperation reasonably requested by the Purchaser that is necessary and customary in connection with the Purchaser Financing and any Stock Consideration and the respective repayment, cancellation, redemption and discharge of the Existing Senior Facilities Agreement, the Existing Notes and the Existing Hedging Documentation and the full release and discharge of the Existing Main Financing Liens. For the avoidance of doubt, such reasonable cooperation shall include using reasonable best efforts to: (i) upon reasonable advance notice, cause senior management of the Company and its Subsidiaries to participate in a reasonable number of sessions with rating agencies, lender or investor meetings, road shows, due diligence sessions with prospective lenders and purchasers of the Purchaser Financing or any Stock Consideration and cooperate with the marketing efforts of the Purchaser and its financing sources, in each case in connection with all or any portion of the Purchaser Financing or any Stock Consideration; (ii) assist with the preparation of portions of customary materials for lender and rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents regarding the Company and its Subsidiaries required in connection with the Purchaser Financing or any Stock Consideration and designating, upon request, whether such information is suitable to be made available to lenders and other investors who do not wish to receive material non-public information with respect to the Company and its Subsidiaries; (iii) as promptly as practicable, furnish the Purchaser with customary financial and operating information and data of the Company and its Subsidiaries reasonably requested by the Purchaser that is required in connection with the Purchaser Financing or any Stock Consideration contemplated by the Purchaser (or one of its Subsidiaries), including any pro forma financial statements required in connection therewith, provided that the Purchaser shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the Transactions for use in connection with the offering of the Purchaser Financing or any Stock Consideration contemplated by the Purchaser (or one of its Subsidiaries), it being understood that the Company shall cooperate with Purchaser in the preparation of such pro forma information to the extent its cooperation relates to customary and reasonably requested financial information and data readily available from the Company’s historical books and records, (iv) facilitate (including by delivery of customary representation letters) cooperation with the Purchaser Financing or any Stock Consideration by the Company’s independent auditors, including using reasonable best efforts to obtain “customary” comfort letters (including “customary” negative assurances) in connection with the Purchaser Financing or any Stock Consideration, providing final drafts of such comfort letters which such auditors would be prepared to issue upon completion of customary procedures and facilitate direct contact with such independent auditors for participation in a reasonable number of due diligence sessions, drafting sessions and other meetings upon reasonable advance notice and during normal business hours and obtaining any consents required to include the historical financial statements included in the Company information in any registration statement or applicable Purchaser SEC filing, (v) upon the reasonable request of the Purchaser, providing customary authorization and/or management representation letters to the Purchaser and the Purchaser Financing Sources authorizing the distribution of information to prospective lenders in any “bank” or “bridge” confidential information memorandum (or private supplement thereto), in each case solely with respect to the portion of such information contained such confidential information memorandum (or supplement) concerning the Company and its Subsidiaries (and not any other part of such information); (vi) assist with the preparation of any definitive financing documents as may be reasonably requested by the Purchaser, including by providing information for the completion of any schedules thereto, in each case solely to the extent such materials relate to information concerning the Company and its Subsidiaries, (vii) furnish the Purchaser promptly, and in any event no later than three (3) Business Days prior to Completion, with all required documentation and information with respect to the Company and its Subsidiaries that is required in connection with the Purchaser Financing or any Stock Consideration by U.S. regulatory Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, that has been reasonably requested in writing by the Purchaser at least ten (10) Business Days prior to the Completion Date in connection with the Purchaser Financing or any Stock Consideration and (viii) assist with the pay-off, redemption, cancellation and/or discharge (as applicable) of the Existing Senior Facilities Agreement, the Existing Notes and the Existing Hedging Documentation and the full release and discharge of the Main Financing Liens (including, as applicable, delivering prepayment, redemption, cancellation or termination notices as required by the terms of such Existing Main Financing Documentation and otherwise pursuing any reasonable and customary approach chosen by the Purchaser to the defeasance, satisfaction and discharge, constructive satisfaction and discharge, redemption, termination, cancellation, amendment or other treatment of, such Existing Main Financing Documentation (including any redemption, tender offer or consent solicitation)).

13.2

Notwithstanding the foregoing, (w) nothing in this Section 13 shall require such cooperation to the extent it would (I) unreasonably interfere with the business or operations of the Company and its Subsidiaries or (II) subject any of the Company’s or its Subsidiaries’ respective directors, managers, partners, members, officers or employees or other Representatives to any actual or potential personal liability (other than with respect to customary authorization letters referred to above), (x) none of the Company or its Subsidiaries shall be required to deliver or obtain opinions of internal or external counsel in connection with obtaining the Purchaser Financing or any Stock Consideration or in connection with the repayment under the Existing Main Financing Documentation and the release of collateral in connection therewith, (y) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur or assume any other liability or obligation in connection with the Purchaser Financing or any Stock Consideration or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Purchaser Financing or any of the foregoing, in each case, unless promptly reimbursed or otherwise indemnified in accordance with the terms hereof and (z) nothing in this Section 13 shall require any action that would (i) conflict with or violate the Company’s or any Subsidiaries’ organizational documents or any Laws or result in the contravention of, or that would result in a breach of, or a default under, any contract to which the Company or any of its Subsidiaries is a party with a third party (and not entered into in contemplated thereof), to the extent the Company and its Subsidiaries uses reasonable best efforts to provide such information in a manner that does not breach such Law, undertaking or obligation, (ii) provide access to or disclose information where the Company reasonably determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege, provided, however, that the Company shall inform the Purchaser of the general nature of the information being withheld and, upon the Purchaser’s reasonable prior written request, the Company shall use its commercially reasonable efforts to cause such information or documents to be provided in a manner that would not reasonably be expected to result in a waiver of such privilege, (iii) waive or amend any terms of this Agreement or any other contract to which the Company or any of its Subsidiaries is a party, (iv) cause any condition to the Completion set forth in Section 5.1 to not be satisfied or (v) cause any breach of this Agreement. For the avoidance of doubt, none of the Company or its Subsidiaries or their respective officers, directors, managers, partners, members or employees shall be required to execute, deliver or enter into or perform any agreement, document or instrument with respect to the Purchaser Financing that is not contingent upon the Completion or that would be effective prior to the Completion (other than customary engagement letters with, and management representation letters to, the Company’s independent auditors and the authorization letters referenced above), and no directors, managers, partners and members of the Company and its Subsidiaries shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Purchaser Financing or any Stock Consideration is obtained unless the Purchaser shall have determined that such director or manager of the Company’s Subsidiaries are to remain as directors or managers of the Company’s Subsidiaries on and after the Completion Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Completion Date.

13.3

The Purchaser shall indemnify, defend and hold harmless each of the Company, its Subsidiaries and their Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Purchaser Financing, the repayment under the Existing Main Financing Documentation and the release of the Existing Main Financing Liens and termination of security interests in connection therewith and the performance of their respective obligations under this Section 13 and any information utilized in connection therewith, except to the extent resulting from the fraud (dolo) of such persons (as determined by a court of competent jurisdiction in a final and non-appealable decision). If the Completion does not occur, Purchaser shall, promptly upon request of the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or its Subsidiaries (including those of its Affiliates and Representatives) in connection with the cooperation required by this Section 13.

13.4

For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 13 represent the sole obligation of the Company, its Subsidiaries and their Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of the Purchaser Financing, any Stock Consideration and the repayment under the Existing Main Financing Documentation and the release of collateral in connection therewith, and no other provision of this Agreement (including the Schedules hereto) shall be deemed to expand or modify such obligations.

13.5

The Seller shall procure that the Company consents to the use of the logos of the Company and its Subsidiaries by the Purchaser in connection with the Purchaser Financing or any Stock Consideration; provided, that the Purchaser shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.

14.	MISCELLANEA

14.1	Survival

Except as otherwise provided in this Agreement, all clauses of this Agreement providing for any obligation of the Parties to be performed after the Completion Date shall remain in full force and effect after Completion, without necessity for any of the Parties to reiterate or otherwise confirm their commitment.

14.2	Entire Agreement and Modifications

(a)

This Agreement constitutes the entire agreement of the Parties in respects of the subject matters hereof and supersedes and replaces any and all other agreements, covenants, contracts and understandings, whether in writing or otherwise, executed, reached or entered into by and among the same parties as to the same matters.

(b)

Any modification of this Agreement or additional obligations assumed by either Party in connection with the subject matter hereof shall be binding only if evidenced in writing and signed by the duly authorized representatives of the Parties.

(c)

Notwithstanding anything to the contrary contained in this Agreement, this Section 14.2, Section 13, Section 14.9, Section 17.2 and Section 17.3 (and any other provision of this Agreement to the extent an amendment, modification, waived or termination of such provision would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that is materially adverse to a Purchaser Financing Related Party, as applicable, without the prior written consent of the applicable Purchaser Financing Sources.

14.3	Waiver

(a)

The tolerance by each Party of a behavior of another Party that is in violation of any provision of this Agreement shall not constitute any waiver either of the rights arising from the breached provisions or of any rights to require the exact performance of the terms and conditions of this Agreement.

(b)

No waiver of any right, breach or default hereunder shall be considered valid unless expressly in writing and executed by the Party giving such waiver, and no waiver shall be deemed a waiver of a subsequent breach or default, whether or not of the same or similar nature.

14.4	Severability

Each of the provisions of this Agreement is severable. If any provision is held to be invalid or unenforceable, such provision shall to that extent be deemed not to form part of this Agreement, but the validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired as long as the fundamental relations among the Parties are not materially altered.

14.5	Public Announcements

No public announcement shall be made or issued by or on behalf of either Party at any time before or after Completion relating to this Agreement or the transactions contemplated by this Agreement or the other Party without the written consent of the other Party, except for any public announcement which is: (i) in a form agreed between the Parties (the relevant consent not to be unreasonably withheld or delayed); or (ii) required to be made under any applicable Law, by any securities exchange or other public authority, provided that such announcement is only made by the Party concerned to the extent required by any applicable Law and after consultation with the other Parties to the extent reasonably practicable.

14.6	Confidentiality

(a)

Each Party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to the provisions of this Agreement (and any document or information referred to herein), the negotiations relating to this Agreement or the other Party and its Affiliates.

(b)	Section 14.6(a) shall not apply to any disclosure of confidential information by any Party:

(i)

to any of its Affiliates and any of its or their directors, officers, employees, agents or advisers who have a need to know in respect of such information, provided that the disclosing Party shall use its best endeavors to ensure that the confidentiality of such information is maintained by them;

(ii)

that is required to be made under any applicable Law, by any securities exchange or other public authority, provided that such disclosure is only made by the Party concerned to the extent required by such applicable Law and after consultation with the other Parties to the extent reasonably practicable;

(iii)	that is required for the filing of any tax returns, statements or other similar documents by a Party or its Affiliates with any applicable Authority;

(iv)	that is required by any Party in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(v)	if and to the extent the information has come into the public domain through no fault of the disclosing Party; and/or

(vi)

made to a lender, agent and/or trustee of any of the Seller and/or the Purchaser for the purpose of arranging financing for the Transaction, or for the purposes of the repayment or redemption of the existing financing under the Existing Main Financing Documentation and/or the release of the Existing Main Financing Liens, provided that such disclosure is essential for these purposes and is made on the basis that Section 14.6(a) applies to the disclosure by such lenders, agents and trustees.

(c)

Section 14.6(a) shall further not apply to any disclosure of confidential information made by the Seller and its Affiliates to EQT Fund Management S.à r.l., EQT Luxembourg Management S.à r.l. and/or their Affiliates, investment funds directly or indirectly advised or managed by EQT Fund Management S.à r.l., EQT Luxembourg Management S.à r.l. and/or their Affiliates, provided that the Seller shall use its best endeavors, and shall procure that its Affiliates use their best endeavors, to ensure that the confidentiality of such information is maintained by such recipients.

14.7	Costs and Taxes

(a)

Each Party shall bear all costs and expenses (including advisory fees) respectively incurred in connection with the negotiation, preparation, execution and implementation of this Agreement and the transactions contemplated by this Agreement.

(b)

Without prejudice to the generality of the foregoing, the Parties agree that: (i) the Seller shall bear any and all income and capital gain Taxes due as a consequence of the sale of the Shares; while (ii) the Purchaser shall bear all transfer taxes (including the “Tobin tax”), stamp, use, registration, recording, conveyancing, notarial and other such Taxes, duties (including any penalties and interest), notarial fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

14.8	Assignment and designation

(a)

The Purchaser may assign to its Affiliates and/or its lenders (or the lenders’ agents) its rights, interests or obligations in connection with Seller’s obligations arising from the breach of the Seller Representations and Warranties, within the limits set forth herein, without the prior written consent of the Seller, also partially or as a consequence of extraordinary transactions, as mergers, demergers, transformations, business (or branch of business) transfers, contributions or leases. From the date of assignment, the Purchaser and the relevant assignee will be jointly and severally liable vis-à-vis the Seller for the performance of the obligations arising upon the Purchaser from this Agreement.

(b)

The Purchaser is entitled to designate, as per Articles 1401 and ff. of the Italian Civil Code, one or more Affiliates to become party(ies) to this Agreement and to purchase the Shares, in whole or in part, from the Seller in accordance with the terms hereof. The designation shall be notified by the Purchaser to the Seller – together with the written acceptance of the designated Affiliate(s) – no later than 5 (five) Business Day prior to the Completion Date. From the date of designation until the Completion Date, the Purchaser and the designated Affiliate(s) will be jointly and severally liable vis-à-vis the Seller for the performance of the obligations arising upon the Purchaser from this Agreement.

(c)	Without prejudice to Sections 14.8(a) and 14.8(b), no Party may assign any of its rights, interests or obligations hereunder without the other Party’s prior written consent.

14.9	Third-Party Beneficiaries

This Agreement shall be enforceable by the Purchaser Financing Sources on behalf of the Purchaser Financing Sources Related Parties (and each is an intended third party beneficiary of) only in relation to the provisions of Section 13, Section 14.2(c), this Section 14.9, Section 17.2 and Section 17.3, and in each case if and as they relate to such parties.

14.10	Notices

All notices, requests, demands and other communications required or permitted hereunder shall be in writing, in English and shall be deemed to have been duly given if delivered by hand, or by e-mail or registered mail/courier, in each case anticipated by e-mail, as follows, as follows:

(a)	if to the Seller:

Emil Holding II S.à r.l.

51A, Boulevard Royal

L-2449 Luxembourg

Grand Duchy of Luxembourg

Attention of: Board of managers

E-mail: aiste.ramanauskaite@eqtfunds.com, christiaan.snyders@eqtfunds.com, valentina.dalpiaz@eqtfunds.com, paolo.pocaterra@eqtfunds.com with copy to:

Latham & Watkins LLP

Corso Matteotti, 22

Milano 20121

Italy

Attention of: Cataldo Piccarreta

E-mail: Cataldo.Piccarreta@lw.com

(b)	if to the Purchaser:

c/o Enovis Corporation

2711 Centerville Road, Suite 400

Wilmington, DE 19808

Attention of: Dan Pryor, e-mail dan.pryor@enovis.com; Bradley Tandy, e-mail brad.tandy@enovis.com with a copy to:

Allen & Overy Studio Legale Associato

Via Ansperto, 5

Milano 20123

Italy

Attention of: Paolo Nastasi

E-mail: paolo.nastasi@allenovery.com

or to such other Person or address as each of the Parties shall designate by notice in the manner provided for in this Section.

14.11	Schedules

The following Schedules are an integral and essential part of this Agreement:

Schedule (1) – Evidence of Powers of the Seller

Schedule (2) – Evidence of Powers of the Purchaser

Schedule (A) – Subsidiaries

Schedule 1.1(C) – Existing Security Package

Schedule 1.1(D) – Data Room Provider Letter

Schedule 3.1(d) – Stock Consideration

Schedule 4.4(a) – Actions Permitted during the Interim Period

Schedule 4.8 – Seismic Report

Schedule 5.1(a) – Relevant Regulatory Approvals

Schedule 5.5(b) – Other undertakings

Schedule 6.2(a)(ii)(E) – Form of Registration Rights Agreement

Schedule 6.2(b)(i)(B) – Form of resignation letters

Schedule 6.2(b)(ii)(A) – Form of discharge resolution

Schedule 6.2(b)(ii)(B) – Form of hold harmless letter

Schedule 9.1 – Specified Indemnification Matters, which is composed of Part (A) and Part (B)

15.	WAGERING AGREEMENT (CONTRATTO ALEATORIO)

15.1

The Parties agree that this Agreement will be deemed to be a wagering agreement (contratto aleatorio) under and for the purposes of article 1469 of the Italian Civil Code. Accordingly, the Parties acknowledge and agree that the remedies under articles 1448, 1467 and 1468 of the Italian Civil Code will not apply to this Agreement and to the transactions contemplated hereunder.

15.2

For the sake of clarity, any appreciation or depreciation of the value of the Shares and/or of the assets or liabilities of any Group Company, either as a direct or indirect consequence of circumstances that could be attributed to the Seller and/or any Group Company (such as, by way of example, the variation of their economic and financial condition) or to external factors (including, without limitation, the variation of the relevant debt market and/or any repercussions of any pandemic and/or health emergency – including any direct or indirect impact deriving from any governmental and/or legislative measure aimed at facing such pandemic and/or health emergency) shall be considered an “ordinary risk” (alea normale).

15.3	For the avoidance of doubt, this Section 15 shall be without prejudice to the Parties’ indemnification rights under Sections 8 and 9 and other remedies under this Agreement.

16.	APPLICABLE LAW

This Agreement and all transactions, rights and obligations thereunder shall be governed by, and construed and interpreted in accordance with, the laws of Italy.

17.	JURISDICTION

17.1	Save as otherwise set out in this Agreement, with reference to any controversy arising out in connection to this Agreement, the following shall apply:

(a)

the Parties will make reasonable efforts, for at least 30 (thirty) days, to settle in an amicable way any dispute that might arise between them in connection with this Agreement, including any dispute concerning its interpretation, validity, effectiveness, enforceability, performance, termination or rescission;

(b)

should any Party consider not possible to reach an amicable settlement after expiration of the above 30 (thirty) days period, then the dispute will be finally and exclusively settled under the Regulation of the Chamber of Arbitration of Milan (Regolamento della Camera Arbitrale di Milano) by 3 (three) arbitrators appointed in accordance with said rules;

(c)

the arbitration proceedings will take place in Milan and the arbitration panel will apply Italian substantive and procedural law (arbitrato rituale di diritto). All proceedings of the arbitration, including arguments and briefs, will be conducted in English while, provided that the arbitration panel so agree, hearings will be conducted in Italian;

(d)	the decision of the arbitrators will be made in accordance with the applicable principles of law, shall be final and binding for the Parties and shall not be subject to appeal; and

(e)

without prejudice to the foregoing, any judicial proceedings howsoever related to the Agreement which may not be deferred to arbitration shall be submitted by the Parties to the exclusive jurisdiction of the courts of Italy and the exclusive competence of the Court of Milan.

17.2

Notwithstanding the foregoing, the Seller agrees and, until the Completion Date (excluded) shall procure, that the Company (on behalf of itself, each of its Subsidiaries) agrees: (i) that it will not bring or support any person in any action, claim, complaint, charge, suit, investigation, inspection, warning letter, inquiry, arbitration or other proceeding, of any kind or description, whether civil or criminal, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Purchaser Financing Sources Related Parties in any way arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Purchaser Financing, the Purchaser Financing Commitment Letter or the performance thereof other than in the United States District Court for the Southern District of New York, sitting in the Borough of Manhattan (or, if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan) and any appellate court thereof, and submits for itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such courts; (ii) that all any action, claim, complaint, charge, suit, investigation, inspection, warning letter, inquiry, arbitration or other proceeding, of any kind or description, whether civil or criminal, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Purchaser Financing Sources Related Parties in any way relating to the Purchaser Financing, the Purchaser Financing Commitment Letter or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction (except to the extent contemplated by the Purchaser Financing Commitment Letter; and (iii) to waive, and hereby waives, to the fullest extent permitted by applicable law, any objection which it or the Company may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal proceeding in any such court referred to in clause (i) above. Notwithstanding anything to the contrary contained herein, none of the Seller or the Company or any of their respective Affiliates or Representatives (other than the Purchaser to the extent set forth under the Purchaser Financing Documents) shall have any rights or claims against any Purchaser Financing Sources Related Parties in connection with this Agreement, the Purchaser Financing or the transactions contemplated hereby or thereby.

17.3	Waiver of jury trial

Each of the Parties (on behalf of themselves and their respective Affiliates and Representatives) hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Laws any right it may have to a trial by jury in any action directly or indirectly arising out of, under or in connection with the negotiation, execution, performance, and enforcement of this Agreement or any other agreement entered into in connection herewith and for any counterclaim with respect thereto (including any action or proceeding against or involving any Purchaser Financing Related Party arising out of this Agreement or the Purchaser Financing).

* * *

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If you agree with the terms and conditions set forth above, please reproduce the entire content of this proposal in a new letter, which should be returned to us duly signed by you in sign of full and irrevocable acceptance.

Kind regards,

Enovis Corporation

/s/ Daniel A. Pryor

Name: Daniel A. Pryor

Title: Executive Vice President, Strategy and Business Development

*** ***

We hereby accept in full and unconditionally the above proposal.

Kind regards,

Emil Holding II S.a.r.L.

/s/ Christiaan Snyders

Name: Christiaan Snyders

Title: Manager

/s/ Christiaan Snyders

EQT Luxembourg Management S.a.r.l

Represented by: Christiaan Snyders

Title: Manager

/s/ Valentina Dalpiaz

EQT Luxembourg Management S.a.r.l

Represented by: Valentina Dalpiaz

Title: Manager